Exhibit 3.1

The Companies Law, 5759-1999

A Company Limited By Shares

Amended And Restated Articles Of Association

of

PAGAYA TECHNOLOGIES LTD.

Dated March 17, 2021

PRELIMINARY

1.	Company’s Objectives.

1.1	The Company is a private company.

1.2	The objects for which the Company is founded are to engage in any business, commercial, industrial or other activity of any kind, which is not legally prohibited or restricted by law.

1.3	The Company may contribute reasonable amounts for any suitable purpose or categories of purpose even if such contributions do not fall within business considerations of the Company. The Board may determine the amounts of the contributions, the purpose or category of purposes for which the contribution is to be made, and the identity of the recipients of any contribution.

2.	Interpretation

2.1	In these Articles, unless the context otherwise requires:

Affiliate	means an entity or person, which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such transferor-shareholder. For the purpose of these Articles, “Control” shall mean the holding of more than 50% of the equity or voting rights, voting control, or power to influence in an entity or the right to appoint a majority of its board of directors or other equivalent body, whether directly or indirectly through voting agreements or otherwise. The term “Controlled” shall have a correlative meaning.

Articles or the
Articles
of Associations	means these Amended and Restated Articles of Association of the Company, as they may be amended and replaced from time to time.

Board or the
Board
of Directors	means the Board of Directors of the Company elected or properly appointed in accordance with the provisions of these Articles of Association; any committee of the Board of Directors to the extent that any of the authorities of the Board of Directors are delegated to it.

Business Day	means a day on which commercial banks in Israel are required to be open for business.

Clal	means Clal Insurance Company Ltd. (Nostro) (in Hebrew: ×›×Œ×Œ ×—×‘×¨×” ×Œ×‘×™×~×•×— ×‘×¢”×ž (×¢×‘×•×¨ × ×•×¡×~×¨×•)), Clal Insurance Company Ltd. (for the benefit of participating insurance policies under its management)(in Hebrew: ×›×Œ×Œ ×—×‘×¨×” ×Œ×‘×™×~×•×— ×‘×¢”×ž (×¢×‘×•×¨ ×¤×•×Œ×™×¡×•×ª ×ž×©×ª×ª×¤×•×ª ×‘× ×™×”×•×Œ×”)), Clal Pension and Provident Funds Ltd. (for the benefit of provident funds and pension funds under its management) (in Hebrew: ×›×Œ×Œ ×¤× ×¡×™×” ×•×’×ž×Œ ×‘×¢”×ž (×¢×‘×•×¨ ×§×•×¤×•×ª ×’×ž×Œ ×•×§×¨× ×•×ª ×¤× ×¡×™×” ×‘× ×™×”×•×Œ×”)), “Atudot” – Pension Fund for Employees and Independents Ltd. (for the benefit of pension funds under its management)(in Hebrew:“×¢×ª×•×“×•×ª” - ×§×¨×Ÿ ×¤× ×¡×™×” ×Œ×©×›×™×¨×™× ×•×¢×¦×ž××™×™× ×‘×¢”×ž (×¢×‘×•×¨ ×§×¨× ×•×ª ×¤× ×¡×™×” ×‘× ×™×”×•×Œ×”)

Clal Insurance Company Ltd. (for the benefit of participating insurance policies under its management), Clal Pension and Provident Funds Ltd. (for the benefit of provident funds and pension funds under its management) and “Atudot” — Pension Fund for Employees and Independents Ltd. (for the benefit of pension funds under its management) shall be referred to herein collectively as the “Clal Pension Funds”.

Companies Law	means the Companies Law, 5759-1999 or any law, which may replace or amend it, as shall be in force from time to time.

Companies
Ordinance	means those sections of the Companies Ordinance [New Version] 5743 — 1983 that remain in force after the date of the coming into force of the Companies Law, as the same shall be amended from time to time thereafter, or any other law which shall replace those sections after the date of entry into force of the Companies Law.

Company	means Pagaya Technologies Ltd.

Coral Blue	means Coral Blue Investment Pte. Ltd.

Deemed
Liquidation	means (i) a merger, consolidation, recapitalization or similar event of the Company with or into another corporation in a single transaction or a series of transactions as a result of which the Shareholders of the Company immediately prior to such transaction do not own in such capacity a majority of the voting securities of the surviving entity or the parent of the surviving entity, (ii) a sale or grant of an exclusive, perpetual, worldwide license (other than the license in the ordinary course of business, which does not amount to a de facto sale of all or substantially all of the Company) or other disposition of all or substantially all of the intellectual property rights of the Company, or all or substantially all of the Company’s assets, in each case, other than to a wholly-owned subsidiary of the Company, (iii) a sale of all or substantially all of the Shares of the Company or the sale of all or substantially all of the shares of one or more subsidiaries of the Company that own(s) all or substantially all of the aggregate assets of the Company and its subsidiaries taken as a whole, other than to a wholly-owned subsidiary of the Company, or (iv) any transaction or series of related transactions as a result of which at least 50% of the Shares of the Company are transferred to any third party; in all cases, other than the issuance of Shares of the Company solely for financing purposes.

Director or
Directors	means a member or members of the Board of Directors who are elected or appointed in accordance with the provisions of these Articles of Association, including an Alternate Director serving in such capacity at the relevant time.

Founders	Gal Krubiner, Avital Pardo and Yahav Yulzari.

GF	Means Saro, L.P., Jim Brown and Golub Investments, LP.

GF shall have the right to assign and allocate any of its rights under these Articles to any of the above-mentioned member(s) of GF and shall not be required to do so on a proportionate basis; provided that the member(s) of GF holding the majority of the issued and outstanding share capital of the Company shall be deemed as a representative(s) of all the GF members for the purpose of administering or exercising any specific right under these Articles and any notice provided by such representative(s) shall be binding upon all the members of GF.

GIC Entities	means Coral Blue and Radiance.

IPO	means the consummation of the initial underwritten public offering or a direct listing of the Company’s securities pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended, or under any other applicable securities law that results in a class of the Company’s equity securities being listed on a United States national securities exchange.

Minimum
Share
Threshold	means 3.0% of the Company’s issued and outstanding share capital on an as converted basis (except that as to GF and the New Investors Group, it shall be understood to mean 2.5% of the Company’s issued and outstanding share capital on an as converted basis), excluding (both in the numerator and the denominator) (i) any shares issued by the Company which are Excluded Securities, (ii) any Additional Shares issued by the Company which do not result in an adjustment under Article 7.2.5 and (iii) any other shares issued or sold by the Company where the Preferred Shareholders do not have a right to purchase their pro-rata share of such shares.

New Investors
Group	Viola 4 P, Limited Partnership, Poalim Ventures Ltd., SCB 10X Company Limited and Aflac Ventures LLC.

All Shares held by any Shareholder of the New Investors Group shall be aggregated together for the purpose of determining the availability of rights under articles 12, 25, 26 and 44.7 for such Shareholders, including rights which are conditioned on the relevant Shareholder holding Shares representing a minimum percentage, etc.

For the avoidance of doubt, no Shareholder of the New Investors Group shall be obligated in any manner to vote together with any other member of the New Investors Group, nor act in any manner as a group except as specifically set forth hereunder.

New Securities	means shares of the Company, whether now authorized or not, and rights, options or warrants to purchase shares, and securities of any type whatsoever that are convertible into shares of the Company; provided, however, that the term “New Securities” does not include: (i) Ordinary Shares issued or reserved for issuance upon exercise of options granted under a plan or other arrangements approved by the Company’s Board of Directors and granted to officers, directors, employees or consultants of the Company or a subsidiary; (ii) issuances of securities pro-rata to all shareholders, as bonus shares or upon share splits, share dividends, reclassification and similar recapitalization events; (iii) securities issued upon the conversion of the Preferred Shares; (iv) securities issued in a Public Event; (v) (A) shares or securities issued to Viola Credit Five Fund, Limited Partnership pursuant to that certain warrant issued and delivered by the Company on November 20, 2017, as amended on March 4, 2019, (B) up to 3,348 Preferred D Shares issued to Coral Blue (or an affiliate thereof) pursuant to that certain warrant issued and delivered by the Company on June 1, 2020, (C) up to 23,434 Preferred D Shares issued to Radiance (or an affiliate thereof) pursuant to that certain warrant issued and delivered by the Company on June 1, 2020, and (D) up to 3,348 Preferred D Shares, which may be issued in two parts to Aflac Ventures LLC (or an affiliate thereof) pursuant to that certain warrant issued and delivered by the Company on June 1, 2020, and in accordance with the adjustment mechanism thereunder; (vi) those certain warrants issued pursuant to the Preferred E Share Purchase Agreement and any underlying shares issuable upon exercise thereof; and (vii) any shares or securities issued to a Strategic Party and exempt from the definition “New Securities” by a resolution adopted by the Preferred Majority, provided however that no member of the Preferred Majority consenting in writing to the exclusion of an issuance from the definition of “New Securities” (the “Waiving Shareholders”) shall, directly or indirectly (including through any person controlled by the Waiving Shareholders or any Permitted Transferee thereof), participate in the offering of those certain New Securities which were so excluded (provided, for the sake of clarification, that nothing herein shall be deemed as preventing the Waiving Shareholders from participating in an offering of securities in connection with a financing round in the framework of which such exclusion from the definition of “New Securities” is made, but provided further that all the Shareholders entitled to participate in the offering under Article 12 hereto shall have the opportunity to participate in the offering of securities as part of the financing round that were not so excluded by the Waiving Shareholders on a pro rata basis among them in accordance with the provisions of Article 12, mutatis mutandis) (such excluded securities in subsections (i) through (vi), the “Excluded Securities”).

It is clarified that the limitations on the ability of the Preferred Majority to exclude issuances of securities from the definition of “New Securities” provided for in subsection (vi) above do not apply to an investment by any entities belonging to the Viola Group, other than entities investing under the “Carmel” name or the “Viola Ventures” or the “Viola 4 P, Limited Partnership”, name, regardless of whether such entities change their names in the future.

Oak	means HC/FT Partners II, L.P.

Office	means the registered office of the Company for the time being.

Ordinary
Shareholder	means a holder of Ordinary Shares.

Ordinary
Shares	means Ordinary Shares of the Company, nominal value NIS 0.01 each.

Ordinary
Issue Price	means for the Preferred A Shares - US$ 3.3750, for the Preferred A-1 Shares - US$ 18.90, for the Preferred B Shares - US$ 35.810163, for the Preferred C Shares - US$ 72.5727, for the Preferred D Shares - US $149.3534, and for the Preferred E Shares – US $ 838.49, in each case as adjusted for any share splits, share combinations, distributions of bonus shares and other recapitalization events in accordance with Article 7.2.

Permitted
Transferee	means as defined in Article 25.2 below.

Preferred A
Shares	means Series A Preferred Shares of the Company, nominal value NIS 0.01 each.

Preferred A-1
Shares	means Series A Preferred Shares of the Company, nominal value NIS 0.01 each.

Preferred B
Shares	means Series B Preferred Shares of the Company, nominal value NIS 0.01 each.

Preferred C
Shares	means Series C Preferred Shares of the Company, nominal value NIS 0.01 each.

Preferred D
Shares	means Series D Preferred Shares of the Company, nominal value NIS 0.01 each.

Preferred E
Shares	means Series E Preferred Shares of the Company, nominal value NIS 0.01 each.

Preferred
Shares	means the Preferred A Shares, the Preferred A-1 Shares, the Preferred B Shares, the Preferred C Shares, the Preferred D Shares, and the Preferred E Shares, as applicable.

Preferred
Director(s)	means as defined in Article 44.1.4 below.

Preferred
Majority	means the holders of a majority of the then outstanding Preferred Shares, voting together as a single class on an as converted basis.

Preferred C
Majority	means the holders of a majority of the issued and outstanding Preferred C Shares, voting together as a single class (on an as converted basis).

Preferred D
Majority	means the holders of a majority of the issued and outstanding Preferred D Shares, voting together as a single class (on an as converted basis).

Preferred E
Majority	means the holders of a majority of the issued and outstanding Preferred E Shares, voting together as a single class (on an as converted basis).

Preferred
Shareholder	means a holder of Preferred Shares.

Public Event	means either an IPO or the completion of a SPAC Transaction.

Radiance	means Radiance Star Pte. Ltd.

Register	means the register of Shareholders to be kept in accordance with the Companies Law, or, if the Company shall have any additional register(s) outside of Israel, any such additional register(s) as the case may be.

SCB	means The Siam Commercial Bank Public Company Limited and / or SCB 10X Company Limited.

Series E
Closing	means the Closing under the Series E Preferred Share Purchase Agreement

Series E Preferred
Share Purchase
Agreement	means the Series E Preferred Share Purchase Agreement, by and among the Company and Tiger Global Private Investment Partners XIV, L.P. (or one or more affiliates thereof) (“Tiger”) and other purchasers, dated March 17, 2021.

Shares	shall have the meaning set forth in Article 5.

Shareholder	means any person that owns Shares, at any given time.

Shareholder
Resolution	means a resolution adopted by holders of majority of the voting power of the Company represented, personally or by proxy, and voting with respect thereto (excluding abstentions), unless a different majority is required in respect to such matter pursuant to the Companies Law or these Articles at the time the resolution is voted on, in which case a “Shareholder Resolution” shall mean a resolution adopted by such required majority.

SPAC	means a newly formed special purpose acquisition entity, which (i) has been formed with the purpose of raising capital, (ii) has completed an initial public offering resulting in the equity interests of such entity being listed on a United States national securities exchange, and (iii) does not conduct any material business or maintain any material assets other than cash.

SPAC Transaction	means an acquisition, merger or other business combination pursuant between the Company and a SPAC (or a subsidiary thereof), provided that (i) the transaction shall result in a class of equity securities of the surviving parent entity being listed on a United States national securities exchange, and (ii) the Company or its shareholders shall receive a majority of the voting stock of the combined company as a result of the transaction consummated in connection therewith.

Strategic
Investor	means an entity or person that, as determined by the Board in its reasonable good faith opinion, has or could have a substantial interest, or a potential substantial interest, in the business of the Company.

Viola
Ventures	means Viola Ventures, IV (A) L.P., Viola Ventures, IV (B) L.P., Viola Ventures IV CEO Program, L.P. and/or Viola Ventures IV Principals Fund, L.P.

2.2	Subject to the provisions of this Article, in these Articles, unless the context otherwise requires, expressions used herein which are defined in the Companies Law, or any modification thereof in force at the date at which these Articles become binding upon the Company, shall have the meaning so defined.

2.3	In these Articles, words importing the singular shall include the plural and vice versa, and words importing the masculine gender shall include the feminine and words importing persons shall include bodies corporate.

2.4	Any Article in these Articles which provides for an arrangement which differs in whole or in part from any provision in the Companies Law or the Companies Ordinance, as the case may be, which can be stipulated against, amended or added to, in whole or with regard to specific matters or within specific limitations, in accordance with any law, shall be considered a stipulation against the provision of the Companies Law or Companies Ordinance, as the case may be, even if the actual stipulation is not specified in the said Article, and even if it is expressly stated in the Article (in whatever form) that the effectiveness of the Article is subject to the provisions of any law.

2.5	In the event of a contradiction between any Article and the provisions of any law that may not be stipulated against, amended or added to, the provisions of the said law shall prevail, provided that nothing thereby shall nullify or impair the effectiveness of these Articles in general or any other Article therein.

2.6	In the event that a Hebrew version of these Articles is filed with any regulatory or governmental agency, including the Israeli Registrar of Companies, then whether or not such Hebrew version contains signatures of Shareholders, such Hebrew version shall be considered solely a convenience translation and shall have no binding effect, as between the Shareholders of the Company and with respect to any third party. The English version shall be the only binding version of these Articles, and in the event of any contradiction or inconsistency between the meaning of the English version and the meaning of the Hebrew version of these Articles, the Hebrew version shall be disregarded, shall have no binding effect and shall have no impact on the interpretation of these Articles or any provision hereof.

LIMITATION OF LIABILITY; PRIVATE COMPANY

3.	The Company is a private company limited by shares and therefore the liability of the Shareholders of the Company for the indebtedness of the Company shall be limited as follows:

3.1	Each Shareholder’s obligations to the Company’s obligations shall be limited to the payment of the nominal value of the shares held by such Shareholder, subject to the provisions of the Companies Law.

3.2	If at any time the Company shall issue shares with no nominal value, the liability of the Shareholders shall be limited to payment of the amount that the Shareholders should have paid to the Company in the respect of each share according to the conditions of issuance.

4.	The Company is a private company, and:

4.1	The number of Shareholders of the Company (exclusive of persons who are in the employment of the Company and of persons who have been formerly in the employment of the Company and were, while in such employment, and have continued after such employment to be, Shareholders of the Company) is not to exceed fifty (50), but where two (2) or more persons hold one (1) or more share(s) in the Company jointly, they shall, for the purposes of this Article, be treated as a single Shareholder;

4.2	The right to transfer shares shall be restricted as hereinafter provided.

4.3	Any offer to the public to subscribe for any shares or debentures of the Company is prohibited.

SHARE CAPITAL

5.	Authorized Share Capital.

The share capital of the Company is 104,650 New Israeli Shekels (“NIS”), divided into an aggregate of 10,465,000 Shares designated as follows:

(i)	8,258,757 Ordinary Shares;

(ii)	370,370 Preferred A Shares;

(iii)	179,398 Preferred A-1 Shares;

(iv)	412,554 Preferred B Shares;

(v)	343,498 Preferred C Shares;

(vi)	713,076 Preferred D Shares;

(vii)	187,347 Preferred E Shares.

The Ordinary Shares, the Preferred A Shares, the Preferred A-1 Shares, the Preferred B Shares the Preferred C Shares, the Preferred D Shares, and the Preferred E Shares shall be collectively referred to as the “Shares.” The powers, preferences, rights, restrictions and other matters relating to the Shares of the Company are as set forth in these Articles.

The Preferred A Shares, the Preferred A-1 Shares, the Preferred B Shares, the Preferred C Shares, the Preferred D Shares and the Preferred E Shares, unless specifically set forth in these Articles, shall (i) have all of the same rights and privileges and (ii) vote together as one class on all matters that may require the approval of a class of shareholders of the Company.

6.	Ordinary Shares.

Subject to any provisions in these Articles conferring special preferences and rights, Ordinary Shares in respect of which all calls have been fully paid, shall confer on their holders the right to receive notices of, and to attend and to vote at, general meetings of the Company, the right to receive dividends and to participate in the distribution of the surplus assets of the Company upon its winding-up and certain other rights all as are specified in these Articles.

7.	Preferred Shares.

The Preferred Shares shall confer upon the holders thereof all of the rights accruing to holders of Ordinary Shares and, in addition, shall confer the following rights and any other special rights contained in these Articles:

7.1	Voting Rights.

Subject to Article 41 and any other provision hereof conferring special rights as to voting, or restricting the right to vote, each holder of Preferred Share shall have one vote for each Ordinary Share which the Preferred Shares held by such holder of record could be converted into pursuant to Article 7.2 hereof, in every resolution, regardless to whether the vote thereon is conducted by a show of hands, by written consent in lieu of a meeting, or by any other mean, on all matters entitled to be voted on by the Shareholders of the Company or by the holders of Preferred Shares voting together as a single class on an as converted basis (except as otherwise expressly provided herein or as required by law).

7.2	Conversion.

7.2.1	Right to Convert. Each Preferred Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable Ordinary Shares as is determined by dividing the applicable Original Issue Price of such share by the Conversion Price (as defined below) of such share, in effect at the time of conversion. The initial Conversion Price of a Preferred Share shall be the applicable Original Issue Price thereof; provided, however, that each such Conversion Price shall be subject to adjustment as set forth in this Article 7.2 below (the “Conversion Price”).

7.2.2	Automatic Conversion. Each Preferred Share shall automatically be converted into Ordinary Shares as provided in sub-Article 7.2.3, upon the earlier of: (i) in the event that the Preferred Majority consents in writing to such conversion, provided, however, with respect to the conversion of the Preferred E Shares, the consent or affirmative vote of the Preferred E Majority shall be required unless such conversion occurs in connection with a transaction pursuant to which the holders of Preferred E Shares receive consideration per Preferred E Share at least equal to the Preferred E Preference Amount; or (ii) mandatorily immediately prior to the closing of a Public Event, subject to the consummation of such Public Event.

7.2.3	Mechanism of Conversion

(i)	A conversion of Preferred Shares pursuant to the election of the holder thereof, shall be made by the surrender of the applicable certificate or certificates for such Preferred Shares, at the principal office of the Company, together with written notice of the election to convert all or any number of the Preferred Shares represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate representing the Preferred Shares to be converted, and the person(s) entitled to receive the Ordinary Shares into which the Preferred Shares are convertible shall be treated for all purposes as the record holder(s) of such Ordinary Shares as of such date.

(ii)	If the conversion is in connection with a Public Event, the conversion will occur upon the closing of the sale of securities pursuant to the IPO or the closing of the SPAC Transaction, as applicable.

(iii)	If the conversion is an automatic conversion, then the conversion shall be deemed to have taken place automatically regardless of whether the certificates representing such Shares have been tendered to the Company, but from and after such conversion any such certificates not tendered to the Company shall be deemed to evidence solely the Ordinary Shares received upon such conversion and the right to receive a certificate for such Ordinary Shares.

(iv)	The Company shall, as soon as practicable after the conversion and tender of the certificates for the Preferred Shares converted, issue and deliver to the holder(s) of such Preferred Shares, a certificate or certificates for the number of Ordinary Shares into which such Preferred Shares are then convertible.

(v)	To the extent required, each conversion shall be made by converting or reclassifying the applicable Preferred Share into one fully paid and non-assessable Ordinary Share and the Company shall, at such time, issue to the holder thereof, for no additional charge (a portion of the premium paid for such Preferred Share being attributed as payment on account of the nominal value of such additional Ordinary Shares), such additional number of fully paid and non-assessable Ordinary Shares as is required so that the total number of Ordinary Shares so issued together with the one Ordinary Share into which the Preferred Share was converted or reclassified will equal such number of Ordinary Shares into which such Preferred Share is then convertible.

7.2.4	Adjustment of Conversion Price for Certain Splits, Dividends and Combinations.

The applicable Conversion Price of each of the Preferred Shares shall be proportionately adjusted as set forth below:

(i)	Adjustments for Splits and Combinations.

If the Company shall subdivide its Ordinary Shares, the applicable Conversion Price shall be proportionately decreased, so that the number of Ordinary Shares into which the Preferred Shares are convertible shall be increased in proportion to such increase in the aggregate number of Ordinary Shares. If the Company shall combine its Ordinary Shares, the applicable Conversion Price shall be proportionately increased, so that the number of Ordinary Shares into which the Preferred Shares are convertible shall be decreased in proportion to such decrease in the aggregate number of Ordinary Shares. Any adjustment under this subsection shall become effective as of the earlier of (i) the date such subdivision or combination becomes effective; or (ii) if the Company shall fix a record date for the purpose of so subdividing or combining, such record date.

(ii)	Recapitalizations.

If at any time or from time to time the Ordinary Shares shall be changed into the same or a different number of shares of any other class or series of shares of the Company, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for elsewhere in this Article 7.2 or a merger or other reorganization referred to in Article 7.3 to the extent that such event is deemed to be a Deemed Liquidation), provision shall be made, concurrently with the effectiveness of such reorganization or reclassification, so that the holders of Preferred Shares shall thereafter be entitled to receive, upon conversion of their Preferred Shares and in lieu of the Ordinary Shares into which such Preferred Shares are convertible, such number of other class or series of shares of the Company, which a holder of such number of Ordinary Shares deliverable upon conversion immediately prior to such change would have been entitled to receive upon such change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article 7.2 with respect to the rights of the Preferred Shareholders and of the Preferred Shares after the recapitalization, to the end that the provisions of this Article 7.2 (including adjustment, if necessary, of the Conversion Price then in effect and the number of shares into which the Preferred Shares are convertible) shall be applicable after that event in a manner as nearly equivalent as may be practicable to the manner in which they were applied prior to such event.

(iii)	Adjustment for Certain Dividends and Distributions. If at any time or from time to time the Company shall make or issue, or fix a record date for the determination of holders of Ordinary Shares entitled to receive, a dividend or other distribution payable on the Ordinary Shares in additional Ordinary Shares, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(a)	the numerator of which shall be the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(b)	the denominator of which shall be the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

(c)	Notwithstanding the foregoing (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of the Preferred Shares simultaneously receive a dividend or other distribution of Ordinary Shares in a number equal to the number of Ordinary Shares as they would have received if all outstanding Preferred Shares had been converted into Ordinary Shares on the date of such event.

(iv)	Adjustments for Other Dividends and Distributions. If at any time or from time to time the Company shall make or issue, or fix a record date for the determination of holders of Ordinary Shares entitled to receive, a dividend or other distribution payable in securities of the Company (other than a distribution of Ordinary Shares in respect of outstanding Ordinary Shares) or in other property and the provisions of Article 7.3 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Shares shall receive, simultaneously with the distribution to the holders of Ordinary Shares, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding Preferred Shares had been converted into Ordinary Shares on the date of such event.

7.2.5	Adjustments to Conversion Price for Dilutive Issues.

(i)	Special Definitions. For purposes of this sub-Article 7.2.5, the following definitions shall apply:

(a)	“Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities (as defined below).

(b)	“Convertible Securities” shall mean any evidence of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares or Preferred Shares (not including Options).

(c)	“Additional Shares” shall mean all Ordinary Shares issued (or, pursuant to Article 7.2.5(iv), deemed to be issued) by the Company after the Series E Closing (the “Series E Original Issue Date”) with the exception of the Excluded Securities.

(ii)	Adjustment for the Conversion Price of Preferred Shares.

If prior to the closing of a Public Event, the Company shall issue Additional Shares (including Additional Shares deemed to be issued pursuant to Article 7.2.5(iv)) without consideration or for a consideration per share less than the applicable Conversion Price of the Preferred Shares, in effect on the date of and immediately prior to such issuance, then in such event the applicable Conversion Price of the Preferred Shares shall be reduced, concurrent with such issuance, to a price equal to a fraction: (A) the numerator of which is the sum of: (1) the total number of Ordinary Shares outstanding, immediately prior to the issuance of such Additional Shares multiplied by the applicable Conversion Price of the Preferred Shares, in effect immediately prior to the issuance of such Additional Shares, plus (2) the total amount of the consideration received by the Company for such Additional Shares in such dilutive event, and (B) the denominator of which is the sum of: (1) the total number of Ordinary Shares outstanding immediately prior to the issuance of such Additional Shares, plus (2) the number of such Additional Shares issued in such dilutive event. For the purpose of the above calculation, the number of Ordinary Shares outstanding immediately prior to such issue of the Additional Shares shall be calculated on a fully diluted basis, treating for this purpose as issued and outstanding all Ordinary Shares issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Shares) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue.

The formula can be expressed algebraically as follows:

P1	=	(PxN) +C
N+n

where:

P = Conversion Price of the Preferred Shares immediately prior to the dilutive issuance.

P1 = New Conversion Price of the Preferred Shares after the dilutive issuance.

N = Total number of Ordinary Shares outstanding immediately prior to the dilutive issuance of Additional Shares (treating for this purpose as outstanding all Ordinary Shares issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Shares) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue).

n = Number of Additional Shares issued in the dilutive issuance.

C = Total amount of consideration received by the Company for the

Additional Shares issued in the dilutive issuance.

(iii)	No Adjustment of Conversion Price. No adjustments of any Conversion Price shall be made in an amount less than one cent per share.

(iv)	Deemed Issue of Additional Shares. In the event the Company at any time or from time to time after the Series E Closing Date shall issue any Option or Convertible Securities (excluding Options or Convertible Securities which are themselves Excluded Securities), which are themselves Additional Shares, or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number (including provisions designed to protect against dilution) of Ordinary Shares issuable upon the exercise of such Options or, in the case of Convertible Securities and Options for Convertible Securities, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares are deemed to be issued:

(a)	no further adjustment in the applicable Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities, in each case, pursuant to their respective terms;

(b)	if such Options or Convertible Securities by their terms (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Options or Convertible Securities), provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or decrease or increase in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to such Conversion Price as would have obtained had such increase or decrease been in effect upon the original date of issuance of such Options or Convertible Securities;

(c)	upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(1)	in the case of Convertible Securities or Options for Ordinary Shares, the only Additional Shares issued were Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange; and

(2)	in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Shares deemed to have been then issued was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(d)	[Reserved].

(e)	no readjustment pursuant to clauses (b) or (c) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the applicable Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Options or Convertible Securities, or (ii) the applicable Conversion Price that would have resulted from other issuances of Additional Shares (other than deemed issuances of Additional Shares as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(v)	Determination of Consideration. For purposes of this Article 7.2, the consideration received by the Company for the issue of any Additional Shares shall be computed as follows:

(a)	Cash and Property. Such consideration shall:

(1)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest;

(2)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(3)	in the event Additional Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.

(b)	Options and Convertible Securities. The consideration per share received by the Company for Additional Shares deemed to have been issued pursuant to Article 7.2.5(iv), relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (in each case as set forth in the instrument relating thereto, without regard to any provision contained therein for any subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (y) the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, as determined in Article 7.2.5(iv) hereof.

7.2.6	Multiple Closing Dates. In the event the Company issues Additional Shares at more than one closing, as a part of one transaction or a series of related transactions, resulting in an adjustment to the Conversion Price pursuant to the terms of Article 7.2.5, then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the first closing (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

7.2.7	No Fractional Shares and Certificates as to Adjustments.

(i)	No fractional shares shall be issued upon conversion of the Preferred Shares, and the number of Ordinary Shares to be issued shall be rounded up or down to the nearest whole share. All Ordinary Shares (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.

(ii)	Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Shares pursuant to this Article 7.2, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Shares furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustment or readjustment, (b) the Conversion Price of the Preferred Shares at the time in effect, and (c) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of a Preferred Share held by such holder.

7.2.8	Notices of Record Date. In the event of any taking by the Company of a record date for the purpose of determining the holders of any class of securities who are entitled to receive any dividend (including a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Company shall mail to each Preferred Shareholder, at least ten (10) days prior to the record date specified therein, a notice specifying the record date for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

7.2.9	Reservation of Shares Issuable Upon Conversion. The Company shall at all times keep available out of its authorized but unissued Ordinary Shares, for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all issued Preferred Shares according to the then applicable Conversion Price; and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then issued Preferred Shares, then the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes. Without derogating from the aforesaid, in the event that in the opinion of the Company’s legal counsel, any conversion of Preferred Shares shall require additional Shareholders’ resolutions or consents, each Shareholder shall execute any such document and/or resolutions reasonably necessary to effectuate such conversion.

7.2.10	Conversion Effected by Reclassification. If applicable, conversion of the Preferred Shares may be effected by way of reclassification of the Preferred Shares into Ordinary Shares or issuance of additional Ordinary Shares, as shall be required by the conversion at the then existing conversion rate determined pursuant to Article 7.2.1. To the extent that any corporate action shall be required to effect the above, all Shareholders shall provide their affirmative vote to any such corporate action and execute any such document and/or resolutions reasonably necessary to effectuate the same.

7.2.11	Waiver. The anti-dilution rights provided to the Preferred Shares under this Article 7.2 shall not be waived without the prior written consent of the Preferred Majority, provided, however, that such waiver shall not apply to the Preferred E Shares, unless it includes the prior written consent of the Preferred E Majority.

7.3	Distribution Preference.

In the event of (i) any dissolution, liquidation, bankruptcy or winding-up of the Company, or (ii) any distribution of cash or in kind to Shareholders of the Company (including dividends) (but excluding bonus shares distributed pro-rata to all shareholders), or (iii) a Deemed Liquidation of the Company (provided that with respect to the event described in subsection (iv) of the definition of “Deemed Liquidation”, the provisions of this Article 7.3 shall only apply to the Preferred Shares sold as part of such transaction) (each of (i), (ii) and (iii), a “Distribution Event”), then all dividends, assets or proceeds legally available for distribution to the Shareholders in such event (the “Distributable Proceeds”) shall be distributed among the Shareholders according to the following order of preference.

7.3.1	Distribution Waterfall.

(i)	First, each holder of Preferred E Shares shall be entitled to receive, on a pari passu basis with the other holders of Preferred E Shares, in respect of each Preferred E Share held by it, an amount per share equal to the higher of (A) its Original Issue Price (after adjustment pursuant to Article 7.2), plus cumulative interest at a rate of 7% per annum accruing from the applicable issue date of each such Preferred Share, compounded annually, plus an amount equal to all declared but unpaid dividends on each such Preferred E Share, less the amount of distributions, including any dividends, actually received in a prior Distribution Event which were paid on account of each such Preferred E Share (such amount, the “Preferred E Preference Amount”), prior and in preference to all other holders of shares of the Company; OR (B) the pro rata portion of the Distributable Proceeds such holder of Preferred E Shares would have received had all Preferred Shares which would have received a greater portion of the Distributable Proceeds on an as-converted basis been converted into Ordinary Shares pursuant to Article 7.2 immediately prior to such Distribution Event (for the avoidance of doubt, such calculation of the pro-rata amount shall be made with respect to the Distributable Proceeds after deducting the Preferred Preference Amount (as defined below), if any, previously distributed in accordance with this Article 7.3, if any, and shall exclude any Preferred Shares that received their Preferred Preference Amount) (such amount, the “Pro-Rata Amount”). If upon the occurrence of such Distribution Event, the Distributable Proceeds shall be insufficient to permit the full payment of the Preferred E Preference Amount, then the Distributable Proceeds shall be distributed ratably among all the holders of Preferred E Shares only, and in proportion to the preferential amounts such Shareholders would otherwise be entitled to receive as specified above.

(ii)	Second, each holder of Preferred D Shares shall be entitled to receive, on a pari passu basis with the other holders of Preferred D Shares, in respect of each Preferred D Share held by it, an amount per share equal to the higher of (A) its Original Issue Price (after adjustment pursuant to Article 7.2), plus cumulative interest at a rate of 7% per annum accruing from the applicable issue date of each such Preferred Share, compounded annually, plus an amount equal to all declared but unpaid dividends on each such Preferred D Share, less the amount of distributions, including any dividends, actually received in a prior Distribution Event which were paid on account of each such Preferred D Share (such amount, the “Preferred D Preference Amount”), prior and in preference to all other holders of shares of the Company; OR (B) the portion of the Distributable Proceeds applicable Pro-Rata Amount of the holders of the Preferred D Shares. If upon the occurrence of such Distribution Event, the Distributable Proceeds, if any, remaining available for distribution following payment of the Preferred E Preference Amount shall be insufficient to permit the full payment of the Preferred D Preference Amount, then the Distributable Proceeds shall be distributed ratably among all the holders of Preferred D Shares only, and in proportion to the preferential amounts such Shareholders would otherwise be entitled to receive as specified above.

(iii)	Third, each holder of Preferred C Shares shall be entitled to receive, on a pari passu basis with the other holders of Preferred C Shares, in respect of each Preferred C Share held by it, an amount per share equal to the higher of (A) its Original Issue Price (after adjustment pursuant to Article 7.2), plus cumulative interest at a rate of 7% per annum accruing from the applicable issue date of each such Preferred Share, compounded annually, plus an amount equal to all declared but unpaid dividends on each such Preferred C Share, less the amount of distributions, including any dividends, actually received in a prior Distribution Event which were paid on account of each such Preferred C Share (such amount, the “Preferred C Preference Amount”), prior and in preference to all other holders of shares of the Company; OR (B) the applicable Pro-Rata Amount of the holders of the Preferred C Shares. If upon the occurrence of such Distribution Event, the balance of the Distributable Proceeds, if any, remaining available for distribution following payment of the Preferred D Preference Amount, shall be insufficient to permit the full payment of the Preferred C Preference Amount, then the Distributable Proceeds shall be distributed ratably among all the holders of Preferred C Shares only, and in proportion to the preferential amounts such Shareholders would otherwise be entitled to receive as specified above.

(iv)	Fourth, each holder of Preferred B Shares shall be entitled to receive, on a pari passu basis with the other holders of Preferred B Shares, in respect of each Preferred B Share held by it, an amount per share equal to the higher of (A) its Original Issue Price (after adjustment pursuant to Article 7.2), plus cumulative interest at a rate of 7% per annum accruing from the applicable issue date of each such Preferred Share, compounded annually, plus an amount equal to all declared but unpaid dividends on each such Preferred B Share, less the amount of distributions, including any dividends, actually received in a prior Distribution Event which were paid on account of each such Preferred B Share (such amount, the “Preferred B Preference Amount”), prior and in preference to all other holders of shares of the Company; OR (B) the applicable Pro-Rata Amount of the holders of the Preferred B Shares. If upon the occurrence of such Distribution Event, the balance of the Distributable Proceeds, if any, remaining available for distribution following payment of the Preferred D Preference Amount and the Preferred C Preference Amount, shall be insufficient to permit the full payment of the Preferred B Preference Amount, then the Distributable Proceeds shall be distributed ratably among all the holders of Preferred B Shares only, and in proportion to the preferential amounts such Shareholders would otherwise be entitled to receive as specified above.

(v)	Fifth, each holder of Preferred A Shares and Preferred A-1 Shares (together, the “Remaining Preferred Shares”) shall be entitled to receive, on a pari passu basis with the other holders of the Remaining Preferred Shares, in respect of each Remaining Preferred Share held by it, an amount per share equal to the higher of (A) its Original Issue Price (after adjustment pursuant to Article 7.2), plus cumulative interest at a rate of 7% per annum accruing from the applicable issue date of each such Remaining Preferred Share, compounded annually, plus an amount equal to all declared but unpaid dividends on each such Remaining Preferred Share, less the amount of distributions, including any dividends, actually received in a prior Distribution Event which were paid on account of each such Remaining Preferred Share (such amount, the “Remaining Preferred Shares Preference Amount” and together with the “Preferred E Preference Amount, ” “Preferred D Preference Amount”, the “Preferred C Preference Amount” and “Preferred B Preference Amount”, the “Preferred Preference Amount”), prior and in preference to all holders of Ordinary Shares of the Company; OR (B) the applicable Pro-Rata Amount of the holders of the Remaining Preferred Shares. If upon the occurrence of such Distribution Event, the balance of the Distributable Proceeds, if any, remaining available for distribution following payment of the Preferred E Preference Amount, Preferred D Preference Amount, the Preferred C Preference Amount and the Preferred B Preference Amount, shall be insufficient to permit the full payment of the Remaining Preferred Shares Preference Amount, then the remaining Distributable Proceeds shall be distributed ratably among all the holders of the Remaining Preferred Shares only, and in proportion to the preferential amounts such Shareholders would otherwise be entitled to receive as specified above.

(vi)	Sixth, following payment to the holders of the Preferred Shares their Preferred Preference Amount or their Pro-Rata Amount, in full, as applicable, according to this Article 7.3 above, the remaining Distributable Proceeds available for distribution (if at all) shall be distributed among the holders of Ordinary Shares (excluding, for greater certainty, any Ordinary Shares issued upon the conversion of Preferred Shares who received their Preferred Preference Amount or the Pro-Rata Amount, as applicable, pursuant to Articles 7.3.1(i), 7.3.1(ii), and 7.3.1(iii) and 7.3.1(iv) above) on a pro rata basis in proportion to the number of Ordinary Shares held by the respective holders thereof.

7.3.2	Whenever the distribution provided for in this Sub-article shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or property as determined in such Distribution Event, and if not so determined, as determined in good faith by the Board (or by the liquidator in the case of winding up).

7.3.3	In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (including a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any Shares of any class or any other securities or property, or to receive any other right, the Company shall mail to each Preferred Shareholder and/or Ordinary Shareholder, respectively, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

8.	Special Rights; Modification of Rights

Subject to the provisions of these Articles, including, without limitation, Article 41, and subject further to the Companies Law, the Company may issue shares with such preferred or deferred rights or issue from its unissued capital, if such exists, redeemable preferred shares, shares with limited or special rights, limited or preferred rights to dividends or limited or preferred voting or other rights as the Company may decide from time to time.

8.1	Subject to any other special majority requirement in these Articles, including, without limitation, pursuant to Article 41, if at any time the share capital is divided into different classes of shares, the Company may modify, convert, broaden, add or otherwise alter the rights, privileges, advantages, restrictions and provisions related at that time to the shares of any class by a resolution passed at a general meeting of the holders of all the Shares as one class notwithstanding the provisions of Section 20(c) of the Companies Law, and subject to any other special majority or consent requirement in these Articles, including, without limitation, pursuant to Article 41, the holders of the Ordinary Shares, the Preferred Shares and any other class of preferred shares, shall not be entitled to any class vote, except with respect to direct and adverse changes of the rights attached to such shares under the Articles (provided that for the purpose of any such class vote, the Preferred A Shares and the Preferred A-1 Shares shall be treated and vote together as one class). It is hereby clarified that any resolution explicitly required to be adopted pursuant to these Articles by the consent of a separate class of shares, whether by way of a separate general meeting of such class or by way of written consent, shall be given by the holders of shares of such class entitled to vote or give consent thereon and no holder of shares of a certain class shall be banned from voting or consenting by virtue of being a holder of more than one class or series of shares of the Company, irrespective of any conflicting interests that may exist between such different classes of shares. A Shareholder shall not be required to refrain from participating in the discussion, voting and/or consenting on any resolution concerning an amendment to any class or series of shares held by such Shareholder, due to the fact that such Shareholder may benefit in one way or another from the outcome of such resolution.

8.2	The provisions of these Articles relating to general meetings and to the convening thereof and to notices in respect thereof and to resolutions to be passed thereat shall, mutatis mutandis, apply to every separate general meeting as mentioned above.

8.3	Unless otherwise provided by these Articles, including, without limitation, Article 41, (a) the enlargement or increase of the authorized or issued share capital of an existing class of shares, or the issuance of additional shares thereof, (b) the creation of any new class of shares (including a new class of shares which confer one or more rights, preferences or privileges which are superior to any right, power, preference or privilege of one or more other existing classes or series of shares of the Company or pari passu with such other classes), or the issuance of shares thereof, and (c) a waiver or a change, in whole or in part, to a right, preference or privilege of a class of shares (such as liquidation rights, anti-dilution rights, registration rights, pre-emptive rights, etc., whether set forth in these Articles or in any agreement), whether applied on a one-time or permanent basis and whether applied in connection with a current or a future event, which waiver or change is applied in the same manner to all classes of shares to which such waiver or change is or may be applicable, regardless of whether the economic effect of such change affects classes of shares differently ; shall not be deemed to be a direct and adverse change to the rights, preferences or privileges attached to any one (1) class or series of shares. Furthermore, any waiver or change to the rights attached to a class of shares shall not be deemed to be a direct change to the rights attached to any other class of shares. The aforementioned shall not derogate from Article 41 to the extent applicable.

8.4	All Shares held by two or more Shareholders who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under these Articles for such Shareholders, including rights which are conditioned on the relevant Shareholder holding Shares representing a minimum percentage, etc.

9.	Alteration of Share Capital.

9.1	Subject to any other special majority requirement in these Articles, including, without limitation, pursuant to Article 41 and any other provision hereof conferring special rights as to voting, or restricting the right to vote, the Company may from time to time, by a Shareholders Resolution, whether or not all the shares authorized have been issued, and whether or not the whole of the Shares then issued has been called up for payment, increase its share capital by the creation of new Shares, and such increase shall be in such amount and shall be divided into Shares of such nominal amounts, and be issued subject to such restrictions and terms and with such rights and preferences, as the resolution creating the same shall provide, and in particular the Shares may be issued with preferential or deferred rights as to dividends or the distribution of assets and with special, limited or no voting rights.

9.2	Unless otherwise provided in the resolution authorizing the increase of share capital, the new Shares shall be subject to the same provisions applicable to the Shares of the original capital with regard to the payment of calls, lien, forfeiture, transfer, transmission and otherwise.

10.	Consolidation; Subdivision; Cancellation and Reduction of Share Capital.

10.1	Subject to any other special majority requirement in these Articles, including, without limitation, pursuant to Article 41 below, the Company may, by a Shareholders Resolution and in accordance with and subject to the Companies Law:

10.1.1	Consolidate its share capital or any portion thereof and divide it into Shares of larger nominal value than its existing Shares;

10.1.2	Divide its existing Shares or any portion thereof by subdivision into Shares of smaller nominal value;

10.1.3	Cancel any unissued Shares provided there is no obligation of the Company, including a contingent obligation, to issue the Shares, and reduce in such manner its share capital by the amount of the Shares which were cancelled;

10.1.4	Reduce its share capital in any manner permitted by law and subject to any condition required by law;

10.1.5	Convert part of its issued and paid-up Shares into deferred shares.

10.2	With respect to any consolidation of issued Shares into Shares of larger nominal value, and with respect to any other action which may result in fractional shares, the Board of Directors may settle any difficulty which may arise with regard thereto, as it deems fit, including, inter alia, resort to one or more of the following actions, subject to applicable law:

10.2.1	Determine, as to the holder of Shares so consolidated, which issued Shares shall be consolidated into each Share of larger nominal value;

10.2.2	Allot, in contemplation of or subsequent to such consolidation or other action, such Shares or fractional shares sufficient to preclude or remove fractional share holdings;

10.2.3	Redeem in the case of redeemable Shares, and subject to applicable law, such Shares or fractional Shares sufficient to preclude or remove fractional share holdings; and

10.2.4	Cause the transfer of fractional Shares by certain Shareholders of the Company to other Shareholders thereof so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees to pay the transferors the fair value of fractional Shares so transferred, and the Board of Directors is hereby authorized to act as agent for the transferors and transferees with power of substitution for purposes of implementing the provisions of this Article.

SHARES

11.	Allotment of Shares.

Subject to and in addition to any other special majority requirement in these Articles, including, without limitation, pursuant to Article 41, to the extent applicable, the Shares other than the issued and outstanding Shares, shall be under the control of the Board of Directors who may issue or allot them or give any person the option to acquire them or otherwise dispose of them for cash or other consideration to such persons, on such terms and conditions, and either at a premium or at par, or, subject to the provisions of the Companies Law, at a discount and at such times as the Board of Directors may deem fit, and with full authority to serve on any person a call on any Shares either at par or at a premium, or, subject as aforesaid, at a discount, during such time and for such consideration as the Board of Directors may deem fit.

12.	Pre-Emptive Rights.

12.1	Prior to the consummation of a Public Event, if the Company proposes to issue or sell any New Securities, the Company shall grant, prior to such issuance, to each Preferred Shareholder and to each Founder, each holding at least the Minimum Share Threshold (each, an “Entitled Holder”) the right to purchase its pro-rata share of the New Securities. An “Entitled Holder’s pro-rata share”, for purposes of this Article, is the ratio of the number of Ordinary Shares held by such Entitled Holder immediately prior to the issuance of the New Securities (on an as converted basis) in relation to the total number of all Ordinary Shares issued and outstanding (on an as converted basis) and held by all the Entitled Holders immediately prior to the issuance of New Securities. Each Entitled Holder shall also have a right of over-allotment (the “Overallotment Right”) such that if any other Entitled Holder declines or fails to exercise its right hereunder to purchase its pro-rata share of the New Securities, each other Entitled Holder exercising its preemptive right hereunder in full, may purchase such declining Entitled Holder’s portion, on a pro-rata basis to those Entitled Holders exercising their right of over-allotment and shall indicate its intention in its notice to the Company referred to below.

12.2	In the event the Company proposes to issue New Securities, it shall give each Entitled Holder written notice of its intention, describing the type of New Securities, their price and the general terms upon which the Company proposes to issue the same (the “Offer”). Each Entitled Holder shall have fourteen (14) days after such notice is mailed or delivered to elect to purchase its pro rata share of such New Securities and any additional Shares as may be available for overallotment, upon the terms and conditions specified in the notice, by giving binding written notice to the Company and stating therein the maximum amount of New Securities elected to be purchased (the “Subscription Notice”).

12.3	An Entitled Holder who shall not have given a Subscription Notice within the said fourteen (14)-day period shall be conclusively deemed to have rejected the Offer to him/it. A qualified or conditional acceptance of an Offer shall be conclusively deemed a rejection thereof.

12.4	In the event the Entitled Holders fail to exercise fully the preemptive right within the said fourteen (14) days period, the Company shall have ninety (90) days thereafter to sell to any third party, the remainder of the New Securities with respect to which the Entitled Holders’ preemptive right was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to the Entitled Holders. In the event the Company has not sold the New Securities within the ninety (90) days period, the Company shall not issue or sell any New Securities without first complying with the provisions of this Article 12.

12.5	The preemptive rights under this Article 12 may be assigned by each Entitled Holder to its applicable Permitted Transferees. The preemptive rights under this Article 12 may be assigned by each Founder to his Permitted Transferee; provided that such Permitted Transferee shall execute, upon exercise of such preemptive rights, an irrevocable proxy in a form approved by the Board with respect to the securities purchased upon such exercise, granting such Founder full and complete irrevocable authority to vote all such securities until an IPO.

12.6	The provisions of Section 290 of the Companies Law shall not apply to the Company.

12.7	The Overallotment Right may be waived by a resolution of the Shareholders of the Company holding the majority of the issued and outstanding share capital of the Company, which majority includes the Preferred Majority, provided, however that the Shareholders consenting in writing to the waiver of the Overallotment Right shall not participate, directly or indirectly (including through any person controlled by the waiving Shareholders or any Permitted Transferee thereof), in an offering of that portion of New Securities, in connection with which it consented to such waiver of the Overallotment Right, above its pro-rata share (in accordance with Article 12.1 above). It is clarified that the limitations on the ability to waive the Overallotment Right provided for in this Article 12.7 do not apply to an investment by any entities belonging to the Viola Group, other than any entities investing under the “Carmel” name or the “Viola Ventures” or the “Viola 4 P, Limited Partnership,” name, regardless of whether such entities change their names in the future.

12.8	Notwithstanding the foregoing, if the implementation of the provisions of this Article 12 may, in the opinion of the Company’s counsel, constitute an offer to the public under applicable laws which is subject to prospectus requirements, then the preemptive right pursuant to this Articles 12 shall be in effect only in respect of such number of offerees which shall not require the preparation of a prospectus (in accordance with applicable law), and the offerees for such purpose shall be: (i) the type of offerees the offering to which is exempted from such prospectus requirements, and (ii) such Entitled Holders who are entitled to purchase the largest pro rata portion among all those Entitled Holders eligible to participate in the offer under this Article 12, not including and in addition to the offerees under clause (i), the offering to which is exempted from such prospectus requirements.

12.9	The Company acknowledges that under applicable Israeli law or regulation relating to the regulation of Israeli provident funds and pension funds (as may be amended, the “Regulations”) (a) the aggregate holdings of all the Clal Pension Funds in the Company may not exceed twenty percent (20%) of the issued and outstanding share capital of the Company, and the aggregate holdings of all Israeli provident funds in the Company may not exceed, in the aggregate, fifty percent (50%) of issued and outstanding share capital of the Company, without the loss of tax exempt status (the aforesaid 20% and/or 50% limitations, the “Tax Holding Limitations”), and (b) the aggregate holdings of the Clal Pension Funds in the Company may not exceed forty-nine percent (49%) of the issued and outstanding share capital of the Company without a breach of regulatory requirements (such 49% limitation, the “Regulatory Holding Limitation”). Therefore, for so long as and to the extent that: (i) the Regulations prohibit any deviation above the Tax Holding Limitations, and absent an appropriate tax ruling, or (ii) the Regulations prohibit any deviation above the Regulatory Holding Limitation, then each of the cases in (i) and (ii), the Company (a) shall promptly notify the Clal Pension Funds in writing regarding any expected deviation above the Tax Holding Limitations and the Regulatory Holding Limitation, other than any such deviation as a result of any actions of Clal Pension Funds, (b) shall not consummate any transaction in which the Company shall repurchase or redeem its own shares, without providing the Clal Pension Funds with a prior written notice of at least 30 days; and (c) the Board of Directors shall not unreasonably withhold its consent to any such transfer of shares of the Clal Pension Funds’ holdings in the Company to the extent necessary for the Clal Pension Funds to be in compliance with the Regulations and register such transfer of shares, all subject to the provisions of these Articles, including Article 24.

12.10	The Company acknowledges that under applicable law or regulation, the aggregate combined holdings of SCB in the Company may not exceed ten percent (10%) of the issued and outstanding share capital of the Company without a breach of such regulatory requirements (such 10% limitation, the “SCB Holding Limitation”). Therefore, for so long as and to the extent that the applicable regularity regulations prohibit any deviation above the SCB Holding Limitation, the Company (a) shall promptly notify SCB in writing regarding any expected deviation above the SCB Holding Limitation, other than any such deviation resulting from any actions of SCB, (b) shall not consummate any transaction in which the Company shall repurchase or redeem its own shares, without providing SCB with a prior written notice of at least 30 days; and (c) the Board of Directors shall not unreasonably withhold its consent to any such transfer of shares of SCB’s holdings in the Company to the extent necessary for SCB to be in compliance with the applicable regulations and register such transfer of shares, all subject to the provisions of these Articles, including Article 24.

13.	Payment of Installments.

If by the conditions of allotment of any Share, the whole or any part of the price thereof shall be payable by installments, every such installment shall, when due, be paid to the Company by the registered holder of the Share for the time being or from time to time or by his administrators.

14.	Registered Holder.

Save as herein otherwise provided, the Company shall be entitled to treat the registered holder of any Share as the absolute owner thereof, and, accordingly, shall not, except as ordered by a court of competent jurisdiction, or as by statute required, be bound to recognize any equitable or other claim to or interest in such Share on the part of any other person and the Company shall not be bound by or required to recognize any equitable, contingent, future or partial interest in any Shares or any right whatsoever in respect of any Shares other than an absolute right to the entirety thereof in the registered holder.

15.	Share Certificates.

15.1	The certificates of title to Shares (“Share Certificates”) shall be issued under the seal or the rubber stamp of the Company and shall bear the signatures of one Director, or such other person or persons as are authorized by the Board of Directors.

15.2	Every Shareholder shall be entitled to one Share Certificate for all the Shares registered in his name, and if the Board of Directors so approves (upon payment of the amount which may from time to time be fixed by the Board of Directors), to several Share Certificates each for one or more such Shares.

A Share Certificate of Shares registered in the names of two or more persons shall be delivered to the person first named on the Register in respect of such co-ownership.

15.3	If a Share Certificate is defaced, lost or destroyed, it may be renewed on payment of such fee, if any, and on such terms as to evidence and indemnity, as the Board of Directors thinks fit.

16.	Calls on Shares.

16.1	The Board of Directors may from time to time make such calls as it deems fit upon the Shareholders in respect of all moneys unpaid (according to their terms of issuance or agreement with the Company) on the Shares held by them respectively, and by the conditions of allotment thereof not made payable at fixed times, and each Shareholder shall pay the amount of every call so made on him to the persons and at the time and place appointed by the Board of Directors. A call may be made payable by installments, and shall be deemed to have been made when the resolution of the Board of Directors authorizing such call was passed.

16.2	No less than fourteen (14) days’ notice of any call shall be given in writing, specifying the time and place of payment, and to whom such call shall be paid, provided that before the time for payment of such call the Board of Directors may, by notice in writing to the Shareholders, revoke the same or extend the time for payment thereof.

16.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

16.4	If by the terms of issue of any Share or otherwise any amount is made payable at any fixed time or by installments at fixed times, whether on account of the nominal value of the Share or by the way of premium, every such amount or installment shall be payable as if it were a call duly made by the Board of Directors of which due notice had been given, and all the provisions herein contained in respect of such calls shall apply to such amount or to such installment.

16.5	If the amount of any call or installment is not paid on or before the due date for payment thereof, then the person who is for the time being the owner of the Share on which the call was made or the installment became due, shall pay interest on the said amount at the maximum rate permissible under law for the time being, or at such lesser rate as may be fixed by the Board of Directors from time to time, as from the date of payment until the same is actually paid. The Board of Directors shall, however, be at liberty to waive the payment of interest, wholly or in part. No Shareholder shall be entitled to receive any dividend or to exercise any privileges as a Shareholder until he shall have paid all calls for the time being due and payable on every share held by him whether alone or jointly with any other person together with interest and expenses (if any).

17.	Prepayment.

If the Board of Directors deems fit, it may receive from any Shareholder willing to advance the same, any amounts due on account of all or any of his shares which have not yet been called or in respect of which the date of payment has not yet fallen due, and, unless otherwise agreed with such Shareholder, the Board of Directors may pay him interest on all or any of the amounts so advanced, up to the date when same would, if not paid in advance, have fallen due, at such rate of interest as may be agreed upon between the Board of Directors and such Shareholder, and the Board of Directors may at any time repay any amount so advanced by giving such Shareholder a seven days’ prior notice in writing.

18.	Forfeiture of Shares.

18.1	If any Shareholder fails to pay any call or installment on or before the day appointed for payment of the same, the Board of Directors may at any time thereafter, subject to the provisions of Section 181 of the Companies Law, as long as the said call or installment remains unpaid, resolve to forfeit all or any of the Shares in respect to which the call had been made, in the event the Shareholder does not pay the same, as provided below, together with any interest that may have accrued and all expenses that may have been incurred by reason of attempting to collect any such non-payment.

18.2	Notice of any such resolution shall be served on the Shareholder. The notice shall name a day (being not less than fourteen (14) days from the date of the notice and which may be extended by the Board of Directors) and a place or places on and at which such call or installment and such interest and expenses as aforesaid are to be paid. The notice shall also state that in the event of non-payment at or before the time and at the place appointed, the Shares in respect of which the call was made or installment is payable will be ipso facto forfeited, save Shares that have been fully paid for.

18.3	Any forfeiture as aforesaid shall include all dividends declared in respect of the forfeited Shares and not actually paid before the forfeiture.

18.4	Any Share so forfeited shall be the property of the Company, subject to Section 308 of the Companies Law, and the Board of Directors may, subject to the provisions hereof, sell, re-allot and otherwise dispose of the same as it may deem fit.

18.5	The Board of Directors may at any time, before any Share so forfeited shall have been sold, re-allotted or otherwise disposed of, annul the forfeiture on such conditions as it deems fit. No such annulment shall stop the Board of Directors from re-exercising its powers of forfeiture pursuant to these Articles.

18.6	Any Shareholder whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, installments, interest and expenses owing upon or in respect of such Shares at the time of forfeiture, together with interest thereon from the time of forfeiture, until payment, at the maximum rate of interest permissible under law for the time being, and the Board of Directors may enforce the payment of such moneys, or any part thereof, if it so thinks fit, but shall not be under any obligation to do so.

18.7	The provisions of these Articles relating to forfeiture shall apply to any case of nonpayment of a known sum which, according to the terms of issue or allotment of the Share, is payable at any fixed time, whether on account of the nominal value of the Share or by way of premium, as if such a sum were payable under a call duly made, notified and delivered.

19.	Lien.

19.1	Except to the extent that the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the Shares registered in the name of each Shareholder (without regard to any equitable or other claim or interest in such Shares on the part of any other person), and upon the proceeds of the sale thereof, for his debts, liabilities and obligations to the Company arising from any amount payable by such Shareholder in respect of any unpaid or partly paid Share. Such lien shall extend to all dividends from time to time declared or paid in respect of such Share. Unless otherwise decided, the registration by the Company of a transfer of Shares shall be deemed to be a waiver on the part of the Company of the lien (if any) on such Shares, immediately prior to such transfer.

19.2	For the purpose of enforcing such lien, the Board of Directors may sell the Shares subject thereto in such manner as it deems fit; but no sale shall be made until the period for the fulfillment or discharge of the debts, liabilities and engagements as aforesaid shall have arrived, and until notice in writing of the Company’s intention to sell shall have been served on such Shareholder, his executors or administrators, and the payment, fulfillment or discharge of such debts, liabilities or engagements is not made during the seven days after such notice.

19.3	The net proceeds of any such sale, after payment of the costs thereof, shall be applied in or towards satisfaction of the debts, liabilities or engagements of such Shareholder (including debts, liabilities and engagements which have not yet fallen due for payment or satisfaction) and the remainder (if any) shall be paid to the Shareholder, his executors, administrators or assigns.

20.	Sale after Forfeiture or for Enforcement of Lien.

Upon any sale after forfeiture or for enforcing a lien in exercise of the powers hereinbefore given, the Board of Directors may appoint some person to execute an instrument of transfer of the Shares sold and cause the purchaser’s name to be entered in the Register in respect of the Shares sold, and the purchaser shall not be bound to see to the regularity of the proceedings, or to the application of the purchase money, and after his name has been entered in the Register in respect of such Shares, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale, if grounds for any remedy exist in accordance with law, shall be in damages only and against the Company exclusively.

21.	Redeemable Shares.

The Company may, subject to the provisions of the Companies Law, issue redeemable Shares and redeem them.

22.	Purchase of the Company’s Shares.

The Company may, subject to and in accordance with the provisions of the Companies Law and these Articles, purchase or undertake to purchase, or provide finance and/or assistance or undertake to provide finance and/or assistance, directly or indirectly, with respect to the purchase of, its Shares or securities which may be converted into Shares of the Company or which confer rights upon the holders thereof to purchase Shares of the Company.

23.	Borrowing Powers.

Subject to the provisions of these Articles, the Board of Directors may from time to time, at its discretion, borrow or secure the payment of any sum or sums of money for the purposes of the Company. The Directors may raise or secure the repayment of such sum or sums in such manner, at such times and upon such terms and conditions in all respects as they think fit, and in particular, by the issue of bonds, perpetual or redeemable debentures, debenture stock, or any mortgages, charges, or other securities on the undertaking of the whole or any part of the property of the Company, both present and future, including its uncalled capital for the time being and its called but unpaid capital.

TRANSFER AND TRANSMISSION OF SHARES.

24.	Effectiveness and Registration.

24.1	Any transfer of Shares of the Company, except for Permitted Transfers (other than to a Permitted Transferee who is a Forbidden Transferee (as defined below), will be subject to the approval of the Board of Directors, which shall not be unreasonably withheld and shall be provided in reasonable promptness, provided the transfer is made in accordance with the provisions of Articles 24 to 25. In addition, the Company shall be entitled to reject a transfer of Shares if the transfer is (i) to a person who has been convicted of a criminal offense involving moral turpitude or who is a competitor of the Company, or (ii) to an entity controlled or managed by a person described in clause (i) (persons described in clauses (i) and (ii) are referred to herein as a “Forbidden Transferee”).

24.2	No transfer of Shares shall be approved or registered unless a proper instrument of transfer has been submitted to the Company (or its transfer agent) together with the Share Certificate for the transferred Shares (if such has been issued) and with any other evidence the Board of Directors may require in order to prove to its satisfaction the rights of the transferor in the transferred Shares. Subject to the transfer limitations set forth in these Articles, a Shareholder shall not make any transfer of the Shares, unless (i) such transfer is in compliance with these Articles, as shall be amended from time to time and any other agreement governing the subject matter and to which the transferring Shareholder is subject, as shall be from time to time; and (ii) such transferee undertook in advance in writing to be bound by and to be subject to the terms and conditions of the Articles of Association as shall be amended from time to time and any other agreement governing the subject matter and to which the transferring Shareholder is subject, as shall be from time to time, as if it was an original party thereunder.

24.3	The instrument of transfer shall be signed by the transferor and the transferee, shall be duly stamped, if required by law, and the transferor shall be considered the owner of the Shares until the transferee is registered in the Register in respect of the Shares transferred to him. The instrument of transfer of any Share shall be in writing in the following form or as near thereto as possible, or in a usual or accepted form that shall be approved by the Board of Directors:

“I ___________ of ____________ (the “Transferor”) in consideration of the sum of _____________ paid to me by _____ of _______ (the “Transferee”) hereby transfer to the Transferee    shares of NIS 0.01 each, denoted by numbers __________ to _________ (both inclusive) of PAGAYA TECHNOLOGIES LTD., to be held by the Transferee, the executors and administrators of his estate, his custodian and his legal personal representative, under the same conditions under which I myself held them immediately prior to signing this instrument of transfer, and I, the Transferee, hereby agree to accept the above mentioned Shares in accordance with the above mentioned conditions.

IN WITNESS THEREOF we hereby affix our signatures this ______ day of ______ 20_.

The Transferor	The Transferee”

24.4	The Board of Directors may suspend the registration of transfers during the fourteen (14) days immediately preceding the ordinary general meeting in each year.

24.5	Instruments of transfer that are registered shall remain in the Company’s possession; however, instruments of transfer which the Board of Directors refuses to register in accordance with this Article, shall be returned, on demand, to whomever delivered them along with the Share Certificate (if delivered).

24.6	The executors and administrators of a deceased sole holder of a Share, or, if there are no executors or administrators, the persons beneficially entitled as heirs of a deceased sole holder, shall be the only persons recognized by the Company as having any title to the Share. In case of a Share registered in the names of two or more holders, the Company shall recognize the survivor or survivors as the only persons having any title to or benefit in the Share. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any Share jointly held by him.

24.7	Any person becoming entitled to a Share in consequence of the death of any person, upon producing evidence of the grant of probate or letters of administration or declaration of succession or such other evidence as the Board of Directors may deem sufficient that he sustains the character in respect of which he proposes to act under this Article or of his title, shall be registered as a Shareholder in respect of such shares, or may, subject to the regulations as to transfer herein contained, transfer such Shares.

24.8	The Company may recognize the receiver or liquidator of any Shareholder in winding-up or dissolution, or the trustee in bankruptcy or any official receiver of a bankrupt Shareholder as being entitled to the Shares registered in the name of such Shareholder.

24.9	The receiver or liquidator of a Shareholder in winding-up or dissolution, or the trustee in bankruptcy, or any official receiver of any bankrupt Shareholder, upon producing such evidence as the Board of Directors may deem sufficient that he sustains the character in respect of which he proposes to act under this Article or of his title, may, with the consent of the Board of Directors (which the Board of Directors may refuse to grant without giving any reason for its refusal), be registered as a Shareholder in respect of such Shares, or may, subject to the regulations as to transfer herein contained, transfer such Shares.

24.10	A person upon whom the ownership of a Share devolves by transmission shall be entitled to receive, and may give a discharge for any dividends or other monies payable in respect of the Share but he shall not be entitled in respect of it to receive notices, or to attend or vote at meetings of the Company, or, save as otherwise provided herein, to exercise any of the rights or privileges of a Shareholder unless and until he shall be registered in the Register.

25.	Right of First Refusal.

Dispositions, including Dispositions by the Founders, shall be subject to the Right of First Refusal set forth in this Article 25.

25.1	The term “Disposition” shall mean any sale, assignment, transfer, pledge, charge or other encumbrance or other dispositions; provided, however, that, a Founder may pledge up to fifty percent of his Shares for purposes of securing personal indebtedness in the form of mortgages, margin loans, or securities lending arrangements; provided that in any event such Shares are not voted by lender and lender shall not have recourse to dispose of the Shares on a default without such pledge being deemed a “Disposition.”

25.2	The term “Permitted Transferee” means (A) with respect to a Shareholder: (i) any member of such Shareholder’s immediate family (i.e., parents, spouse, siblings and children) (“Family Members”) and with respect to any Founder any transfer shall be limited to 50% of such Founder’s holdings as of the Series D Closing; (ii) a trustee whose sole beneficiaries are such Shareholder or his Family Members; (iii) any entity wholly owned by such Shareholder; (iv) a trustee by will or operation of law; and (v) a vehicle created for tax planning or trust and estate purposes the beneficiary of which is or the Controlling party of which is the Shareholder, (B) in addition, as to each Investor (i) limited or general partnerships (and the general or limited partners thereof) managed directly or indirectly by the same management company or the same managing general partner or any entity which Controls, is Controlled by, or is under common Control with the Investor; limited or general partnerships (and the general or limited partners thereof) managed directly or indirectly by an Affiliate of the management company or the managing general partner of the general or limited partnership in question (e.g. managed by general partners which are under similar Control as the general partner of such Investor); and (ii) transferees that become transferees either (x) in a Disposition of the entire shareholdings of the Investor in the Company which are part of a Disposition of a significant portion of portfolio of investments, (y) a Disposition in connection with the dissolution of the Investor, or (z) a Disposition resulting from a regulatory or tax constraint applicable to the Investor or any of the partners in the Investor, in all cases, other than pursuant to subsection (B)(ii) above, the transfer to the Permitted Transferee shall be possible, only provided that (i) such Permitted Transferee shall remain within the definition of Permitted Transferee, and that the transferor undertakes to reacquire the transferred securities in the event that such Permitted Transferee ceases to be deemed a Permitted Transferee of such transferor; and (ii) a Permitted Transferee of a transferee who received its/his shares from the transferor in a Permitted Transfer (the “Original Transferor”) shall only be deemed a Permitted Transferee under this definition, to the extent that he/it is a Permitted Transferee of the Original Transferor; (C) in addition, as to Clal, (x) reputable transferees which are not competitors of the Company, that become transferees of Clal in a Disposition of the entire interest in a pension and/or provident fund (the “Fund”) managed by Clal Insurance Company Ltd. and/or its Affiliates, which interest includes all the investments of the Fund, including the shareholdings in the Company; (D) in addition, as to Viola 4 P, Limited Partnership, the general or limited partners of Viola 4 P, Limited Partnership and their Affiliates.; (E) in addition, as to [Tiger], the general or limited partners of [Tiger] and their Affiliates.

25.3	The term “Permitted Transfer” means a transfer to a Permitted Transferee; subject to any terms and conditions contained in these Articles and any ancillary agreement with respect to the transferred securities to which the transferor or the transferee is a party and; provided that a transfer of any share pursuant to this Article 25.3 shall only be treated as a Permitted Transfer if the transferee agrees in writing to be bound by the terms and conditions of these Articles and any ancillary agreement with respect to the transferred securities to which the transferor or the transferee is a party; and provided further that any transfer by a Founder to a Permitted Transferee shall be effected only if such Permitted Transferee executes, upon such transfer and as a condition thereto, an irrevocable proxy in a form approved by the Board with respect to the transferred securities granting the Founder full and complete irrevocable authority to vote all the securities so transferred until a Public Event.

25.4	Except for Permitted Transfers in accordance with Article 25.3, if at any time prior to a Public Event, a Shareholder (in these Articles 25 and 26, the “Selling Shareholder”) desires to effect a Disposition of any or all of his or its Shares (the “Offered Shares”), such Selling Shareholder shall first give written notice to the Company, which shall promptly thereafter deliver such notice (“Notice of Sale”) to each Entitled Holder (each, an “Offeree”).

25.4.1	The Notice of Sale shall state the following: the number of Offered Shares; that the Offered Shares will, upon the Disposition, be free of all liens, charges and encumbrances, that a bona fide offer has been received from a third party and such third party’s name; and the price, terms of payment and conditions for the purchase of the Offered Shares together with any term sheet or other written offer provided by such third party.

25.4.2	For a period of 14 days from delivery of the Notice of Sale, each Offeree may elect to purchase all or any part of its pro rata share of the Offered Shares and shall also have a right of over-allotment such that if any Offeree declines or fails to exercise its right hereunder to purchase its pro-rata share of the Offered Shares, each other Offeree exercising its right of first refusal hereunder may purchase such declining Offeree’s portion, on a pro-rata basis to those Offerees exercising their right of over-allotment (based on each purchaser’s pro-rata share).

25.4.3	An Offeree’s “pro-rata share”, for purposes of this Article 25.4, is the ratio of the number of Ordinary Shares held by such Offeree immediately prior to the Disposition of the Offered Shares (on an as converted basis) in relation to the total number of all Ordinary Shares issued and outstanding immediately prior to the Disposition of the Offered Shares (on an as converted basis) held by all the Offerees (excluding the Selling Shareholder).

25.4.4	The right of first refusal under this Article 25.4 shall be exercised by an Offeree by delivery of a binding notice to the Selling Shareholder with a copy to the Company within 14 days from delivery of the Notice of Sale, stating its election to purchase all or a portion of its pro rata share of such Offered Shares, and to the extent applicable, any additional Shares as may be available for over-allotment, and stating therein the maximum amount of Offered Shares elected to be purchased. If the Offeree(s) expressed their wish to purchase all but not less than all of the Offered Shares (the “Buying Shareholders”), then they shall acquire all such Offered Shares, in proportion to their respective pro rata shares, provided that no Buying Shareholder shall be entitled or required to acquire under the provisions of this Article 25.4 more than the number of Offered Shares initially accepted by such Buying Shareholder, and upon the allocation to it of the full number of Shares so accepted, such Buying Shareholder shall be disregarded in any subsequent computations and allocations hereunder with respect to such Disposition. Any Shares remaining after the computation of such respective entitlements shall be re-allocated among the Buying Shareholders (other than those to be disregarded as aforesaid), in the same manner, until one hundred percent (100%) of the Offered Shares have been allocated as aforesaid. The purchase of the Offered Shares shall be on the same terms and conditions as stated in the Notice of Sale.

25.4.5	If the Offerees did not exercise their right of first refusal or elected to purchase in the aggregate less than all of the Offered Shares, then the Selling Shareholder shall be free, within 90 days of the date of expiration of the Option, to sell all the Offered Shares to the prospective buyer set forth in the Notice of Sale at the price and on the terms contained in the Notice of Sale. If such sale is not consummated within such 90-day period, the Selling Shareholder shall not sell or transfer the Offered Shares, or any other Shares acquired before or after the date hereof, without again complying with the provisions of this Article 25.4.

25.5	In the event that there is a situation in which fractional Shares will need to be transferred, the number of Shares will be rounded to the nearest whole number so that only full Shares will be transferred.

25.6	The provisions of Article 25 shall not apply to a Disposition effected pursuant to Article 27 below (Bring Along) or to Shares sold by Co Sale Holders pursuant to Article 26 or to a Deemed Liquidation. In addition, the provisions of Article 25 shall not apply to a Disposition of Preferred Shares by any Preferred Shareholder.

25.7	The provisions of Article 25 shall be of no further force and effect immediately prior to and conditioned upon the consummation of a Public Event.

25.8	An Offeree may freely assign its rights under this Article 25 to a Permitted Transferee.

25.9	Notwithstanding the foregoing, if the implementation of the provisions of Article 25.4 may constitute an offer to the public under applicable laws which is subject to prospectus requirements, then the right of first refusal pursuant to Article 25.4 shall be in effect only in respect of such number of offerees which shall not require the preparation of a prospectus (in accordance with applicable law), and the offerees for such purpose shall be: (i) the type of offerees the offering to which is exempted from such prospectus requirements, and (ii) such Offerees who are entitled to purchase the largest pro rata portion among all those Offerees eligible to participate in the offer under Article 25.4, not including and in addition to the offerees under clause (i), the offering to which is exempted from such prospectus requirements.

26.	Co-Sale Rights.

26.1	If, at any time prior to the consummation of a Public Event, any Founder and/or their respective Permitted Transferees desires to effect a Disposition of the Offered Shares, except for a Permitted Transfer according to Article 25.3 above, then the provisions of this Article 26 shall apply and each holder of Preferred Shares that holds at least the Minimum Share Threshold (in this Article 26, a “Co Sale Holder”) shall have the right to participate on a pro rata basis in the proposed Disposition, all as set forth below.

26.2	The Co Sale Holder’s right to participate shall be exercisable by a written notice to the Company and the Selling Shareholder within 14 days after receipt of the Notice of Sale (as mentioned in sub-article 25.4 above), in which each Co Sale Holder wishing to participate in such sale or transfer (the “Participating Shareholder”) shall notify the Selling Shareholder of the number of Shares such Co Sale Holder wishes to sell in such sale or transfer, on the same terms and conditions as the Selling Shareholder, provided, however, that such number shall not exceed such Participating Shareholder’s pro rata portion out of the Offered Shares. For the purpose of this Article 26, the term “Participating Shareholder’s pro rata portion” shall mean the number of shares owned at such time by the Co Sale Holder (on an as converted basis), in proportion to the respective number of Shares owned at such time by the Selling Shareholder and all the Co Sale Holders (on an as converted basis) wishing to participate in such sale or transfer. If such option is exercised by the Participating Shareholders, the Selling Shareholder shall not proceed with such sale unless such Participating Shareholders are given the right to participate and if the purchaser in such transaction does not agree to purchase the additional Shares offered for sale by the Participating Shareholders, the number of Offered Shares that the Selling Shareholder may sell in such sale or transfer shall be correspondingly reduced.

26.3	In the event that no participation notices have been delivered within the aforesaid 14-day period, or if some participation notices have been delivered within the aforesaid 14-day period, the Selling Shareholder may, within ninety (90) days after the expiration of the aforesaid 14-day period, transfer the Offered Shares identified in the Notice of Sale (together with the Participating Shareholders, if any, who elected to exercise their co-sale right within the aforesaid 14-day period), at a price and on the terms that are not more favorable to the purchaser(s) thereof than those stated in the Notice of Sale. If such transfer is not consummated within such ninety (90) days period, the Selling Shareholder shall not transfer any of the Offered Shares without complying again with all of the provisions of this Article 26.

26.4	In the event that a fractional Share will need to be transferred, the number of Shares will be rounded to the nearest whole number so that only full Shares are transferred.

26.5	The provisions of this Article 26 shall be of no further force and effect immediately prior to and conditioned upon the consummation of a Public Event.

26.6	The provisions of Article 26 shall not apply to (i) a Disposition effected pursuant to Article 27 below (Bring Along) or (ii) a Deemed Liquidation.

26.7	A Co Sale Holder may freely assign its rights under this Article 26 to a Permitted Transferee.

27.	Bring Along.

27.1	Notwithstanding Article 26 above and without limitation of any provision of applicable law, but subject in any event to Article 7.3 (Distribution Preference), this Article 27, and 41 (Negative Covenants), in the event that prior to a Public Event, a majority of the issued and outstanding share capital of the Company on an as converted basis, including the Preferred Majority (collectively, the “Proposing Shareholders”), shall have approved and accepted a transaction or series of related transactions with any person or persons regarding a sale, whether through a purchase, merger or otherwise, of all the Company’s issued and outstanding share capital, or a sale of all or substantially all of the Company’s assets (the “Transaction”), then:

27.1.1	at every meeting of the Shareholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Shareholders of the Company with respect to any of the following, the other Shareholders (such other Shareholders, collectively, the “Remaining Holders”) shall vote all Shares of the Company that such Remaining Holders then hold or for which such Remaining Holders otherwise then have voting power: (A) in favor of approval of the Transaction and any matter that could reasonably be expected to facilitate the Transaction, and (B) against any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Transaction) between the Company and any person or entity other than the party or parties to the Transaction or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the definitive agreement(s) related to the Transaction or which could result in any of the conditions to the Company’s obligations under such agreement(s) not being fulfilled, in each case unless otherwise determined by the Proposing Shareholders.

27.1.2	If the Transaction is structured as a sale of Shares, each Remaining Holder shall agree to sell all of the Shares and rights to acquire Shares of the Company held by such Remaining Holder on the terms and conditions approved by the Proposing Shareholders.

27.1.3	Each Remaining Holder shall take all necessary actions in connection with the consummation of the Transaction as requested by the Company or the Proposing Shareholders and shall, if requested by the Proposing Shareholders, execute and deliver any agreements and instruments prepared in connection with such Transaction which agreements are executed by the Proposing Shareholders and approved by the Board, provided that each Shareholder’s liability (other than in the case of fraud by such Shareholder) is up to the proceeds it receives from the Transaction, and provided that any liability, and escrow and holdback of proceeds of a Transaction is allocated on a pro-rata basis among all Shareholders (pro-rata on the basis of the total proceeds to be actually distributed thereto to each Shareholder, taking into consideration any liquidation preferences provided as part of such distribution).

27.1.4	In the event that a Remaining Holder fails to surrender its certificate in connection with the consummation of a Transaction, such certificate shall be deemed cancelled and the Company shall be authorized to issue a new certificate in the name of the Remaining Holder and the Board of Directors shall be authorized to establish an escrow account, for the benefit of such Remaining Holder into which the consideration for such securities represented by such cancelled certificate shall be deposited and to appoint a trustee to administer such account.

27.1.5	Each Remaining Holder hereby grants to such person as may be designated by the Board an irrevocable proxy, coupled with an interest, upon (and only upon) a failure or a refusal by any such Remaining Holder to vote its Shares or act in accordance with its contractual obligations herewith, to so vote such Shares or make other actions to effect the foregoing obligations of the Remaining Holders herein. The Company and all of its shareholders, each agree and acknowledge that: (i) monetary damages would not adequately compensate an injured party for the breach of this Article 27 by any party; (ii) this Article 27 shall be specifically enforceable; and (iii) any breach or threatened breach of this Article 27 shall be the proper subject of a temporary or permanent injunction or restraining order.

27.2	The majority set forth in Article 27.1 is hereby determined also for the purposes of Sections 341 of the Companies Law, and the procedure set forth in Section 341 of the Companies Law regarding the forced sale by Shareholders which do not participate in the Transaction shall apply. Notwithstanding Section 341 of the Companies Law to the contrary: (i), the price and other terms and conditions of a Transaction shall be considered to apply equally as to all Shareholders, if the application of such price and all such other terms and conditions to the respective Shares of the Company held by each Shareholder is made based upon and in accordance with the respective rights, preferences and privileges applicable to such Shares under these Articles (e.g., if each such Share receives the respective portion of the proceeds of such proposed Transaction as determined pursuant to the provisions of Article 7.3 above); and (ii) any bonus, retention payment, monetary incentive, management compensation and/or any similar payment or arrangement, payable or offered in connection with the Transaction by either the Company or by the purchaser in the Transaction to any Shareholder of the Company in his/her capacity as an employee or service provider of the Company and separately from any payment or distribution to which such Shareholder is entitled by virtue of his ownership of Shares in the Company, shall not be deemed contrary to the provisions of Section 341 of the Companies Law and Shareholders not receiving any such separate payment shall not be deemed, for purposes of Section 341 of the Companies Law, to be treated unequally compared to any Shareholders receiving such payment; provided, however, that any such bonus, retention payment, monetary incentive, management compensation and/or similar payment or arrangement is approved in advance by the Preferred Majority.

27.3	For the removal of doubt, any proceeds payable to the Shareholders hereunder shall be distributed in accordance with the provisions relating to `Distribution Preference’ as set forth in the Article 7.3 above, and each of the Shareholders will receive the consideration per Share in the same form and amount for each Share held thereby, and, except for with respect to sub section (ii) in Article 27.2 above, if any Shareholders are given an option as to the form and amount of consideration to be received, all Shareholders will be given the same option.

27.4	Limitations on Indemnification, etc. Notwithstanding the provisions set forth in this Article 27, the obligations of a Shareholder to take any action whatsoever under this Article 27, including without prejudice to the generality of the foregoing (i) voting all shares held by it in favor of the Transaction; (ii) selling or transferring all of its shares in the Company pursuant to such Transaction; and (iii) the timely delivery of documents and instruments as may be required elsewhere in this Article 27, shall be subject to the satisfaction of each of the following conditions:

27.4.1	Limitations on Representations, Warranties and Indemnities. The only representations, warranties or indemnities that a Shareholder shall be required to make in connection with a Transaction are representations, warranties or indemnities with respect to its ownership of shares and securities and ability to convey title free and clear of liens, encumbrances and third party rights, or adverse claims; its corporate power and authority and consents; enforceability and binding effect on such Shareholder; no finders’ fee agreed to by such Shareholder; non contravention and no breach by such Shareholder; representations relating to securities law matters pertaining to such Shareholder; absence of legal proceedings involving such Shareholder that may affect the consummation of the Transaction; and accuracy of tax information applicable to such Shareholder, and indemnities related to the Company’s representations, warranties and covenants in the Transaction, as set forth below (the “Required Obligations”). The Required Obligations shall be in the same form for all Shareholders of the Company and shall be given by Shareholder on a several but not joint basis only (other than as set forth below). Notwithstanding any other provisions of this clause, the maximum aggregate liability of a Shareholder shall be limited to the amount of consideration actually received by such Shareholder or payable to such Shareholder or placed in escrow or otherwise held for such Shareholder, as applicable, except with respect to claims related to fraud of such Shareholder, the liability for which need not be limited as to such Shareholder. The liability of a Shareholder with respect to any representation, warranty, indemnity or covenant made by the Company in connection with a Transaction shall be several and not joint with any other person (except to the extent that funds may be paid out of an escrow established or deducted from any amount to be paid by buyer (such as holdback and earn-outs) to cover breach of representations, warranties and covenants of the Company and the Required Obligations) and such liability shall be limited to a pro rata share of an escrow account, a holdback amount or a similar mechanism.

27.4.2	Other Agreements. No Shareholder shall be required to amend, extend or terminate any commercial contract or other commercial relationship with the Company, the purchaser or its respective affiliates or subsidiaries (with the exception of (i) the termination of any agreement between the Shareholder and the Company related to the purchase or holding shares of the Company, and (ii) termination under the terms of the applicable agreement).

27.4.3	Covenants. No Shareholder shall be required to agree to any covenants other than reasonable covenants regarding confidentiality, no solicitation, and publicity and in relation to actions necessary to transfer its Shares to the buyer in the Transaction.

28.	Other Subject Securities

The Company shall not issue any securities, or any other right to subscribe for, or convert to, securities (including options or Shares issued or granted under option or share incentive plan approved by the Board), or effect any transfer of securities by any Shareholder until it has satisfactory evidence that such subscriber or transferee (to the extent such subscriber or transferee is not a Shareholder prior to the issuance or transfer) shall be bound by, and be subject to, the provisions of these Articles, including without limitation, Articles 25, 26 and 27 hereof.

RECORD DATE FOR NOTICE OF GENERAL MEETING

29.	Notwithstanding any other provision of these Articles to the contrary, and subject to applicable law, the Board of Directors may fix a date, not exceeding sixty (60) days prior to the date of any general meeting, as the date as of which Shareholders entitled to notice of and to vote at such meeting shall be determined, and all persons who were registered in the Register as holders of voting Shares on such date and no others shall be entitled to notice of and to vote at such meeting. A determination of Shareholders of record entitled to notice of and to vote at any meeting shall apply to any adjournment of such meeting, provided, however, that the Board may fix a new record date for the adjourned meeting.

GENERAL MEETINGS

30.	Annual General Meeting.

Annual general meetings shall be held at least once in every calendar year, but not later than fifteen (15) months after the last preceding annual general meeting, at such time and place as the Board of Directors may determine. All general meetings other than Annual General Meetings of the Company shall be called “Extraordinary General Meetings”.

31.	Extraordinary General Meetings.

The Board of Directors may whenever it thinks fit convene an Extraordinary General Meeting, and shall be obliged to do so upon a request in writing as provided in the Companies Law.

32.	Notice.

32.1	Unless a longer period is prescribed by applicable law, at least a seven (7) day prior notice, specifying the place, the day and the hour of the meeting and the general nature of every matter on the agenda, shall be given to all Shareholders entitled to receive notices by notice sent by mail, fax, e-mail or otherwise served as hereinafter provided. Notwithstanding the foregoing, if all Shareholders entitled to receive notices of general meetings so agree, a general meeting may be held if less than seven (7) days’ notice or the period otherwise required by law, as the case may be, is given and generally in such manner as such Shareholders may approve.

32.2	The accidental omission to give notice of a meeting to any Shareholder, or the non-receipt of notice sent to such Shareholder, shall not invalidate the proceedings at such meeting.

PROCEEDINGS AT GENERAL MEETINGS

33.	Quorum.

33.1	Subject to Article 41, no business shall be transacted at a general meeting unless the requisite quorum is present at the commencement of the business, and no resolution shall be passed unless the requisite quorum is present when the resolution is voted upon. Unless otherwise provided in these Articles, one or more Shareholders, present in person or by proxy, holding or representing Shares conferring in the aggregate at least the majority of the voting rights of the Company (on as converted basis), including the Preferred Majority, shall constitute a quorum.

33.2	Shareholders entitled to be present and vote at a general meeting may participate in a general meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation in a meeting shall constitute attendance in person at the meeting.

33.3	Subject to Article 41, if a meeting is called and no quorum is present, within half an hour from the time appointed for the meeting, it shall stand adjourned to the same day in the following week, at the same time and place or such other time and place as set forth in the notice of such a meeting. At an adjourned General (or Extraordinary) Meeting any number of Shareholders present in person or by proxy holding or representing Shares conferring in the aggregate at least 33% of the voting rights of the Company shall constitute a quorum. At an adjourned General Meeting the only business to be considered shall be those matters which might have been lawfully considered at the General Meeting originally called if a requisite quorum had been present, and the only resolutions to be adopted are such types of resolutions which could have been adopted at the General Meeting originally called. If such quorum is not present the adjourned meeting shall be cancelled.

35.	Chairman.

35.1	The Chairman of the Board of Directors will serve as the Chairman of the general meetings of the Company. If the Board of Directors has no Chairman or if he is not present 15 minutes from the time stated for the commencement of the meeting, those present may choose from amongst them a person to chair the meeting.

35.2	The Chairman of any general meeting of the Company shall not be entitled to a second or casting vote.

36.	Adoption of Resolutions at General Meetings.

36.1	Unless otherwise prescribed by applicable law or by these Articles, including, without limitation, Article 41, a resolution of the Shareholders will be deemed adopted if approved by a simple majority of the voting rights of the Company represented personally or by proxy and voting thereon at a meeting at which a quorum is present (excluding abstentions).

36.2	Every question submitted to a general meeting shall be decided by a show of hands, but if a written ballot is demanded by a Shareholder, present in person or by proxy and entitled to vote at the meeting, the same shall be decided by a written ballot. A written ballot may be demanded before the proposed resolution is voted upon or immediately after the declaration by the Chairman of the results of the vote by a show of hands. If a written ballot is demanded after such declaration, the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by a written ballot. If a written ballot is demanded as aforesaid, it shall be taken in such manner and at such time and place as the Chairman of the meeting directs, and either at once or after an interval or adjournment, or otherwise, and the result of the written ballot shall be deemed to be the resolution of the meeting at which the written ballot was demanded. The demand for a written ballot may be withdrawn at any time before the written ballot is taken. The demand for a written ballot shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the written ballot has been demanded. A written ballot demanded on the election of a Chairman and on a question of an adjournment of a meeting shall be taken forthwith.

36.3	A declaration by the Chairman of the meeting that a resolution has been carried unanimously, or carried by a particular majority, or rejected, and an entry to that effect in the book of proceedings of the Company, shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

37.	Power to Adjourn.

The Chairman of a general meeting at which a quorum is present may, with the consent of the holders of a majority of the voting rights of the Company represented, personally or by proxy, at the meeting and voting on the question of adjournment, adjourn the same from time to time and from place to place and the Chairman shall do so if so directed by the meeting; but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. A notice of the adjournment and of the matters to be included on the agenda of the adjourned meeting shall be given to all Shareholders.

38.	Resolutions in Writing.

A resolution in writing signed by all Shareholders then entitled to vote at general meetings or to which all such Shareholders have given their written consent (including, but not limited to, by letter, facsimile, e-mail or otherwise) shall be deemed to have been adopted as if it were adopted at a general meeting of the Company duly convened and held. Any such resolution may consist of several documents in like form and signed or consented to as aforesaid, by one or more Shareholders.

39.	Votes of Shareholders.

39.1	Subject to any special conditions, rights or restrictions to voting rights set forth in the terms of issue of any Shares or attached at the time to any class of Shares, including, without limitation, Article 41, every Shareholder present in person or by proxy, whether in a vote by a show of hands or by written ballot, shall have one vote for each Ordinary Share held by him of record and in the case of a Preferred Shareholder, one vote for each Ordinary Share into which the Preferred Shares held by him of record could be converted.

39.2	A company or other corporate body being a Shareholder of the Company may duly authorize any person it deems fit to be its representative at any meeting of the Company or to execute or deliver a proxy on its behalf, as provided for below. Any person so authorized shall be entitled to exercise on behalf of the corporation which he represents all the powers which the corporation could have exercised if it were an individual Shareholder. Upon the request of the Chairman of the meeting, written evidence of such authorization (in form reasonably acceptable to the Chairman) shall be delivered to him.

39.3	In case of joint holders, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose seniority shall be determined by the order in which the names stand in the Register.

39.4	Shareholders may vote either personally or by proxy, or, if the Shareholder is a company or other corporate body, by a representative pursuant to Article 38.2 or by a duly authorized proxy, as prescribed hereinafter.

39.5	No Shareholder (or proxy or representative of a Shareholder) shall be entitled to vote at a general meeting unless all calls or other sums presently payable by him in respect of his Shares in the Company have been paid.

40.	Class Meetings.

The provisions of these Articles relating to General Meetings shall apply, mutatis mutandis, to any separate General Meeting of the holders of the Shares of a particular class, provided however, that the requisite quorum at such separate General Meeting shall be Shareholder(s) present in person or proxy holding Shares conferring in the aggregate a majority of the voting power of the Shares of such class, on an as converted basis.

41.	Proxy.

41.1	Any instrument appointing a proxy or representative shall be in writing under the hand of the appointer or of his attorney duly authorized in writing, or, if such appointer is a corporation, under its common seal if any, or under the hand of some officer duly authorized in that behalf.

41.2	Every instrument of proxy, whether for a specified meeting or otherwise shall, as nearly as circumstances will admit, be substantially in the following form:

“I ________________ of _______________ being a Shareholder of PAGAYA TECHNOLOGIES LTD. (the “Company”) hereby appoint __________of __________ or, failing him, ________________ of __________ as my proxy to vote for me and on my behalf at the Annual or Extraordinary or Adjourned (as the case may be) General Meeting of the Company, to be held on the day __________ of and at any adjournment thereof.

IN WITNESS WHEREOF, I affix my signature this _____ day of _______ 2_____.”

A vote given in accordance with the terms of an instrument of appointment of attorney or proxy shall be valid notwithstanding the previous death of the principal, or revocation of the appointment, or transfer of the Share in respect of which the vote is given, unless notice in writing of the death, revocation or transfer shall have been received at the Office or by the Chairman of the meeting before the vote is given.

42.	Negative Covenants.

42.1	Until the consummation of a Public Event, the Company shall not, whether by action or through resolution of the Company’s general meeting, take any action set forth below, without first obtaining the consent (by vote or written consent) of the Preferred Majority:

42.1.1	amend the Articles of Association or take other action which would have the effect of amending or adversely affecting the rights, preferences or privileges of the Preferred Shares;

42.1.2	authorize or issue (including by way of merger, reclassification, recapitalization or any other way) any share capital, or other rights or securities convertible into or exchangeable for share capital or any equivalent rights under benefit plans, with rights equal to or superior to the rights of the Preferred Shares;

42.1.3	effect a Deemed Liquidation;

42.1.4	increase the number of the Company’s Directors above eight (8) or change the composition of the Board of Directors;

42.1.5	other than in compliance with the Companies Laws, effect or undertake to effect any interested party transaction with any shareholder, director or officer having a value of more than $120,000;

42.1.6	effect a liquidation, bankruptcy, dissolution or winding up of the Company;

42.1.7	transfer all or substantially all of the assets of the Company (including through the grant of an exclusive, perpetual, worldwide license (other than the license in the ordinary course of business, which does not amount to a de facto sale of all or substantially all of the Company)) from one or more wholly-owned subsidiaries of the Company that own(s) all or substantially all the aggregate assets of the Company and its subsidiaries taken as a whole, other than to a wholly-owned subsidiary of the Company;

42.1.8	effect any transaction or series of related transactions as a result of which more than 50% of the shares of one or more subsidiaries of the Company that own(s) all or substantially all of the aggregate assets of the Company and its subsidiaries taken as a whole, are transferred to any third party, other than (i) the issuance of such shares solely for financing purposes and/or (ii) a transaction following which the Shareholders of the Company immediately prior to such transaction continue to own, directly or indirectly, the majority of the voting securities of such subsidiaries;

42.1.9	redeem or repurchase, subject to applicable law, any shares of Preferred Shares, or Ordinary Shares (other than pursuant to employee or consulting agreements giving the right to repurchase shares upon termination of services at no greater than the original cost thereof); or

42.1.10	change the principal business of the Company from Data driven investment and investment management.

42.2	Notwithstanding anything to the contrary herein, any amendment to, or waiver of, rights granted specifically by name in these Articles to a certain Shareholder shall require the prior written consent of such Shareholder. Any right granted to a specified majority of holders of a specified class of Shares may not be amended or terminated or the observance of any specific term of these Articles granted to such specified majority may not be waived, without the written consent of such specified majority of holders of such class of Shares. Any amendment of this Article 41 shall require the consent of the Preferred Majority

42.3	Notwithstanding anything to the contrary herein, (i) amending or waiving the liquidation preference of the Preferred C Shares under Article 7.3.1; (ii) amending or removing this Article 41.3, but solely with respect the requirement to obtain the consent of the Preferred C Majority as provided therein, and (iii) the issuance of any additional Preferred C Shares; shall, in each case, require the prior written consent of the Series C Majority.

42.4	Notwithstanding anything to the contrary herein, (i) amending or waiving the definitions of “New Securities” or “Additional Securities”, the provisions of Article 7.2.2 and 7.2.5, the liquidation preference of the Preferred D Shares under Article 7.3.1; (ii) amending or removing this Article 41.4, but solely with respect the requirement to obtain the consent of the Preferred D Majority as provided therein, and (iii) that issuance of any additional Preferred D Shares (or any options or rights to purchase such shares) after the closing of the Series D Preferred Share Purchase Agreement and if applicable, the Additional Closing thereunder, shall, in each case, require the prior written consent of the Series D Majority.

BOARD OF DIRECTORS

43.	Powers of the Board of Directors.

43.1	In addition to all powers and authorities of the Board of Directors as specified in the Companies Law, the determination of the Company’s policy, and the supervision of the General Manager and the Company’s officers shall be vested in the Board of Directors. In addition, the Board of Directors may exercise all such powers and do all such acts and things as the Company is, by these Articles or under the law, authorized to exercise and do, and are not hereby or by statute directed or required to be exercised or done by the Company in a general meeting, but subject, nevertheless, to the provisions of the Companies Law, and to these Articles and any regulations or resolution not being inconsistent with these Articles made from time to time by the Company in a general meeting; provided that no such regulation or resolution shall invalidate any prior act done by or pursuant to the directions of the Board of Directors which would have been valid if such regulation or resolution had not been made.

43.2	Without prejudice to any of the general powers granted to the Board of Directors in accordance with above Article and any other powers granted to it under these Articles, and without restricting or reducing in any way any of the above-mentioned powers, it is hereby explicitly declared that the Board of Directors shall have the following powers:

43.2.1	To appoint a person or persons (whether they be incorporated or not) to receive and hold in trust for the Company any property whatsoever that belongs to the Company or that the Company has an interest in, or for any other purpose and to execute and perform all actions, deeds and necessary activities with relation to any such trust, and to see to the remuneration of any such trustee(s).

43.2.2	To initiate, manage, defend, compromise or discontinue any and all legal proceedings on behalf of or against the Company or its officials or that pertain in any way to its affairs, and to compromise and extend the period for payment or discharge of any debt due or suits or claims by or against the Company.

43.2.3	To refer any suit or claim by or against the Company to arbitration.

43.2.4	To determine, from time to time, those authorized to sign in the Company’s name on bills of exchange, promissory notes, receipts, certificates of receipt, endorsements, checks, certificates of dividend, releases, contracts and other documents of any kind whatsoever.

43.2.5	In general and subject to the provisions of the Companies Law and these Articles, to delegate to any person, firm, company or variable group of people, the powers, authority and discretion vested in the Board of Directors.

44.	Delegation of Powers.

44.1	To the extent provided under Sections 112 and 288 of the Companies Law, the Board of Directors may for any particular matter delegate any or all of its powers to committees consisting of three or more Directors as the Board of Directors may deem fit, each including at least one Preferred Director (a “Committee”), and it may from time to time revoke such delegation. The Board may not delegate authorities to committees without approval of at least one Preferred Director. Unless otherwise expressly provided by the Board of Directors in delegating powers to a Committee of the Board of Directors, such Committee shall not be empowered to further delegate powers.

44.2	Any Committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on it by the Board of Directors.

44.3	The meetings and proceedings of any such Committee, shall be governed by the provisions herein contained for regulating the meetings of the Board of Directors, so far as the same are applicable thereto, and so far as not superseded by any regulations made by the Board of Directors under this Article.

44.4	The Board of Directors may appoint a Secretary to the Company, and may appoint officers, personnel, agents and servants, for fixed, provisional or special duties, as the Board of Directors may from time to time deem fit, and may from time to time, in their absolute discretion, suspend the service of any one or more of such persons. The Board of Directors may determine the powers and duties, as well as the salaries, of such persons and may demand security in such cases and in such amounts as it deems fit.

45.	Composition.

45.1	The Board of the Company shall consist of a total of up to eight (8) members as follows:

45.1.1	A majority among the Founders (i.e., 2 of the 3 Founders) shall be entitled to appoint three (3) Directors (each such appointed Director, an “Ordinary Director” and collectively, the “Ordinary Directors”);

45.1.2	Oak may appoint one (1) Director (the “Oak Director”) for as long as Oak holds at least the Minimum Share Threshold;

45.1.3	Saro, L.P. may appoint one (1) Director (the “GF Director”) for as long as GF holds at least the Minimum Share Threshold;

45.1.4	Viola Ventures may appoint one (1) Director (the “Viola Ventures Director”) for as long as Viola Ventures holds at least the Minimum Share Threshold;

45.1.5	The GIC Entities may jointly appoint one (1) Director (the “GIC Director”, and together with the Oak Director, the GF Director and the Viola Ventures Director the “Preferred Directors”) for as long as the GIC Entities collectively hold at least the Minimum Share Threshold;

45.1.6	[RESERVED]

45.1.7	The Ordinary Directors, the Oak Director, the GF Director, the Viola Ventures Director and the GIC Director in office may, by a majority vote among them, appoint one (1) Director who shall have expertise and extensive knowledge in the Company’s field of business.

45.2	The Viola Ventures Director, the GF Director, the GIC Director and the Oak Director shall be entitled to membership in all committees of the Board.

45.3	[RESERVED]

45.4	For the avoidance of doubt, any representative serving as a director on the Board of Directors pursuant to the provisions of Article 44.1 may be designated and/or removed only by a written notice delivered to the Company (which will contain the identity of the representative director) by the party or parties authorized to make such designation, without the need for any further action including but not limited to a resolution at a General Meeting. Notwithstanding the provisions of Sections 59 and 230(a) of the Companies Law, the General Meeting of the Company shall not be entitled to appoint or remove from his office any director of the Company.

45.5	Any vacancy in a directorship shall be filled only by a person nominated by those who are entitled to appoint the director whose seat is vacant.

45.6	Notwithstanding anything to the contrary in these articles, the Company reserves the right to exclude the GIC Director from any information delivered to the Board or portion thereof and not to disclose to the GIC Director certain information, relating to proprietary commercial information of a competitor of the GIC Entities, which the Board determines in good faith, after consultation with the Company’s legal counsel, is reasonably deemed to create, or exacerbate, a conflict of interest. Prior to such determination of the Board, the Company will provide the GIC Director a high-level description of the subject matter that is the basis for the exclusion, at a level of detail that does not itself create or exacerbate a conflict of interest. This provision shall terminate upon termination of the commercial relationship between the GIC Entities and the Company.

45.7	Each of (i) Clal, (ii) SCB, (iii) New Investors Group, by the vote of a majority in interest of its members, based on their pro-rata holdings in the Company, (iv) the GIC Entities to the extent they are no longer entitled to appoint the GIC Director, (v) Oak, to the extent it is no longer entitled to appoint the Oak Director, and (vi) Saro, L.P., to the extent it is no longer entitled to appoint the GF Director, each, for as long as it holds at least 1% of the Company’s issued share capital on an as converted basis, other than SCB, that will have such right for as long as it holds at least 0.7% of the Company’s issued share capital on an as converted basis, shall have the right to appoint, remove and replace one (1) observer to the Board (each, an “Observer”) who shall be entitled to attend in a non-voting observer capacity all meetings of the Board to receive notice of such meetings and to receive any and all documentations and communications provided to the members of the Board of Directors (including for the avoidance of doubt, suggested written resolutions), as and when provided to the Board, provided that such Observer executes confidentiality undertakings in a form reasonably satisfactory to the Company, provided, however, that the Company reserves the right to exclude the Observer from any Board meeting or portion thereof, and deny the Observer access to any material given to Board members, if the Board determines that such exclusion is reasonably necessary (i) to preserve attorney-client privilege, or (ii) to avoid a conflict of interest for or with the Company.

45.8	Article 44.1.2 may not be amended without the prior written consent of Oak; Article 44.1.3 may not be amended without the prior written consent of Saro, L.P.; Article 44.1.4 may not be amended without the prior written consent of Viola Ventures; Article 44.1.5 may not be amended without the prior written consent of the GIC Entities; Article 44.1.1 may not be amended without the prior written consent of the majority of the Founders (i.e., 2 of the 3 Founders); Article 44.7 may not be amended without the prior written consent of Clal (with respect to Clal), SCB (with respect to SCB), Saro, L.P. (with respect to Saro, L.P.), Viola Ventures (with respect to Viola Ventures), the GIC Entities (with respect to the GIC Entities) , Oak (with respect to Oak) and New Investors Group (with respect to New Investors Group). This Article 44.8 may not be amended without the prior written consent of Clal (with respect to Clal), SCB (with respect to SCB), Saro, L.P. (with respect to Saro, L.P.), Viola Ventures (with respect to Viola Ventures), the GIC Entities (with respect to the GIC Entities), Oak (with respect to Oak), and New Investors Group (with respect to New Investors Group).

46.	Alternate Directors.

46.1	Subject to the provisions of the Companies Law, a Director shall have the right, by written notice to the Company, to appoint a person as a substitute to act in his place, to remove the substitute and appoint another in his place and to appoint a substitute in place of a substitute whose office was vacated for any reason whatsoever (each such substitute, an “Alternate Director”). A person who is not qualified to be appointed as a Director, may not be appointed as an Alternate Director.

46.2	Any notice given to the Company as aforesaid shall become effective on the date fixed therein, upon delivery to the Company. Unless the appointing Director limits the time or scope of the appointment, the appointment is effective for all purposes until the appointing Director ceases to be a Director or terminates the appointment.

46.3	An Alternate Director shall have, subject to any instructions or limitations contained in the instrument appointing him, all the authority and powers held by the Director for whom he acts as substitute, provided, however, that he may not in turn appoint a substitute for himself (unless the instrument appointing him otherwise expressly provides), and provided further that a substitute shall have no standing at any meeting of the Board of Directors or any committee thereof at which the Director appointing him is personally present or at which the Director appointing him is not entitled to participate in accordance with applicable law.

46.4	The office of an Alternate Director shall ipso facto be vacated if he is removed by the Director appointing him, or if the office of the Director for whom he acts as substitute is vacated for any reason whatsoever, or if one of the circumstances described in Article 45 should befall the substitute.

46.5	An Alternate Director shall alone be responsible for his actions and omissions, and shall not be deemed an agent of the Director(s) who appointed him.

46.6	Every substitute shall be entitled to receive, so long as he serves as a substitute, notice of meetings of the Board of Directors and of any relevant committees.

47.	Vacation of Office.

The office of a Director shall ipso facto be vacated upon the occurrence of any of the following events:

47.1	Upon his death, or, if the Director is a company—upon its winding-up;

47.2	Should he be declared to be of unsound mind;

47.3	Should he become bankrupt;

47.4	Should he resign his office by notice in writing to the Company;

47.5	He is removed from office by written notice to the Company pursuant to Article 44 above;

47.6	He is convicted of an offense as described in Article 232 of the Companies Law;

47.7	He is removed by a court of law in accordance with Article 233 of the Companies Law.

48.	Qualification of Directors.

48.1	Subject to applicable law, a Director who has ceased to hold office shall be eligible for re-election or re-appointment.

48.2	A Director shall not be required to hold qualification shares.

49.	Conflict of Interest; Approval of Related Party Transactions.

49.1	Subject to the provisions of the Companies Law and these Articles, the Company may enter into any contract or otherwise transact any business with any Director, or other Office Holder (as defined in the Companies Law) in which contract or business such Director or other Office Holder has a personal interest, directly or indirectly; and may enter into any contract or otherwise transact any business with any third party in which contract or business a Director or other Office Holder has a personal interest, directly or indirectly.

49.2	Unless and to the extent provided otherwise in the Companies Law, a Director or other Office Holder, shall not participate in deliberations concerning, nor vote upon a resolution approving, a transaction with the Company in which he has a personal interest.

50.	Remuneration of Directors.

50.1	A Director may be paid remuneration by the Company for his services as a Director to the extent such remuneration is approved by a Shareholders Resolution and pursuant to the Companies Law.

50.2	Directors and Alternate Directors may be entitled to reimbursement from the Company for all reasonable travel, board and lodging expenses incurred in connection with performance of their duties as members of the Board of Directors of the Company (provided that the Company did not reimburse the Director for all such expenses in his capacity as an employee of the Company).

PROCEEDINGS OF THE BOARD OF DIRECTORS

51.	Meetings of the Board of Directors.

51.1	The Board of Directors shall convene its meetings, and may adjourn and otherwise regulate the proceedings of such meetings, as the Board of Directors thinks fit.

51.2	In addition, the Chairman of the Board of Directors or any Director may, at any time, convene a meeting of the Board of Directors.

51.3	Notice of a meeting of the Board of Directors may be sent to all Directors at their registered addresses, by facsimile, e-mail or other reliable written form/method of transmission at least three Business Days prior to the meeting unless such notice is waived in writing by all of the Directors as to a particular meeting

51.4	Subject to all of the other provisions of these Articles concerning meetings of the Board of Directors, Directors will be entitled to participate by way of video or audio conference, so long as each participating Director can hear, and be heard by, each other participating, and the Company will cooperate, as may reasonably be required, in providing video or audio conferencing capabilities to effectuate such.

51.5	The Board of Directors may operate and adopt resolutions in writing, including by facsimile, e-mail or other electronic means, or by telephone or any other means of communication.

52.	Quorum.

52.1	The quorum for a meeting of the Board and/or for any matter to be brought before the Board shall be constituted by the presence (in person, via telephone conference call, or by proxy) of a majority of the Directors then in office and entitled to participate and vote with respect thereto, which majority must include at least three (3) of the Oak Director, the GF Director, the Viola Ventures Director and the GIC Director. If a meeting is called and no quorum is present, within half an hour from the time appointed for the meeting, it shall stand adjourned to the second Business Day after the day it was originally called for, at the same time and place or such time and place as the Directors may determine. The quorum at any adjourned meeting thereof shall be constituted by the presence of the Directors holding the majority of the voting power of the Directors then in office, provided that all Directors have been served with a notice of such meeting pursuant to Articles 50.3. At an adjourned meeting of the Board the only matters to be considered shall be those matters which might have been lawfully considered at the meeting of the Board originally called if a requisite quorum had been present, and the only resolutions to be adopted are such types of resolutions which could have been adopted at the meeting of the Board originally called.

52.2	Unless and to the extent provided otherwise in the Companies Law, a Director who is an interested party in any transaction shall be counted for purposes of a quorum despite his interest but shall not be entitled to vote on or participate in the discussions with management in regard to such matter, unless otherwise permitted under the Companies Law.

53.	Exercise of Powers.

53.1	Subject to Article 41, a meeting of the Board of Directors at which a quorum is present shall be competent to exercise all the authorities, powers and discretion’s for the time being vested in or exercisable by the Board of Directors.

53.2	Subject to Article 41, all resolutions of the Board will be adopted by a simple majority of the voting power of the Directors present and voting (with the Directors participating by video or audio conference, if any, being deemed present and entitled to vote) at a meeting of the Board.

54.	Chairman of the Board of Directors.

54.1	The Board of Directors may elect one of its directors to be the Chairman of the Board of Directors, remove such Chairman from office and appoint another in its place. The Chairman of the Board shall take the chair at every meeting of the Board of Directors, but if there is no such Chairman, or if at any meeting he is not present within fifteen (15) minutes of the time appointed for the meeting, or if he is unwilling to take the chair, the Directors present shall choose one of their number to be the Chairman of such meeting.

54.2	Unless provided explicitly in these Articles, the office of the Chairman of a meeting of the Board of Directors, whether he be the Chairman of the Board of Directors or any other member of the Board of Directors, by itself, shall not entitle the holder thereof to any extra or casting vote.

55.	Validity of Act Despite Defects.

Subject to the provisions of the Companies Law, all acts performed bona fide at or in accordance with any meeting of the Board of Directors, or of a Committee of the Board of Directors, or by any person acting as a Director or substitute for a Director, shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of such Directors or members of a Committee of the Board of Directors or person acting as aforesaid or any of them, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director, substitute or a member of such a Committee, as the case may be.

GENERAL MANAGER

56.	Subject to Article 41, the Board of Directors may from time to time appoint, remove and determine the terms of employment of one or more persons (whether a Director or not) to be General Manager(s), Chief Executive Officer(s) and/or President(s) (or any similar function with a different title) of the Company, either for a fixed term or without any limitation as to the period for which he is or they are to hold office, and may from time to time modify or revoke such titles or (subject to any provisions of any contract between him or them and the Company) remove or dismiss him or them from office and appoint another or others in his or their place or places; provided, however, that under no circumstance shall a Founder that is an executive officer of the Company be removed unless such removal has been approved by a vote of both: (1) the other two Founders; and (2) a majority of the Board of Directors; provided, however, that a Founder that is an executive officer may be removed by a vote of a majority of the Board of Directors for cause, which term shall be understood based on the definition for such term contained in any of the employment agreements then in effect with a Founder.

57.	The remuneration of a General Manager, Chief Executive Officer and/or President shall from time to time (subject to any contract between him and the Company and subject to the provisions of the Companies Law) be fixed by the Board of Directors, and may be in the form of a fixed salary or commission on dividend, profits or turnover of the Company, or of any other company the Company has an interest in, or by participation in profits or in one or more of these forms.

58.	Subject to the provisions of the Companies Law and these Articles (including Article 41), the Board of Directors may from time to time entrust to and confer upon a General Manager, Chief Executive Officer and/or President for the time being such of the powers exercisable under these Articles by the Board of Directors as it may think fit, and may confer such powers for such time, and to be exercised for such objects and purposes, and upon such terms and conditions, and with such restrictions, as it thinks expedient; and it may confer such powers, either collaterally with, or to the exclusion of, and in substitution for, all or any of the powers of the Board of Directors in that behalf; and may from time to time revoke, withdraw, alter, or vary all or any of such powers.

REGISTER OF SHAREHOLDERS

59.	The Company shall keep the Register and record in it the following information:

59.1	The names and addresses of the Shareholders and a list of the shares held by each one, designating each share by its number, and the amount paid or the amount to be considered as paid on the shares of each Shareholder;

59.2	The day each person was registered in the Register as a Shareholder;

59.3	The day each person ceased to be a Shareholder;

59.4	The amounts called, if any, that are due on the Shares of each Shareholder; and

59.5	Any other information required or permitted by the Companies Law or these Articles to be recorded in the Register.

60.	The Register shall be kept at the head office, and aside from the times the Register is closed in accordance with the provisions of the Companies Law or these Articles, they shall be open to the inspection of any Shareholder free of charge, and of any other person at a fee the Company shall determine for each matter, during regular business hours.

61.	The Register shall be closed for a period of fourteen (14) days immediately prior to an annual general meeting and during other periods, if any, that the Board of Directors shall determine from time to time, on the condition that the Register shall not be closed for a period exceeding 30 days during any one year; and on the additional condition that the Register shall not be closed unless a notice has been published in accordance with the provisions of the Companies Law, if required.

MINUTES AND THE SEAL

62.	The Board of Directors shall cause minutes to be duly recorded regarding: the names of the Directors present at each meeting of the Board of Directors and of any committee of the Board of Directors; the names of the Shareholders present at each general meeting, and the proceedings and resolutions of general meetings and of meetings of the Board of Directors and Committees of the Board of Directors. Any minutes as aforesaid of a meeting of the Board of Directors, of a meeting of a Committee of the Board of Directors or of a general meeting of the Company, if purporting to be signed by the Chairman of such meeting or by the Chairman of the next succeeding meeting, shall be accepted as prima facie evidence of the matters therein recorded.

63.	The Company may have one or more rubber stamps, for affixing on documents, and the Board of Directors shall provide for the safe custody of any such rubber stamp.

64.	Subject to Article 41, the Board of Directors shall be entitled to authorize any person or persons (even if he or they are not Directors(s) of the Company) to act and sign on behalf of the Company, and the acts and signatures of such person or persons on behalf of the Company shall bind the Company insofar as such person or persons acted and signed within his or their powers aforesaid.

65.	The Board of Directors may provide for a seal. If the Board of Directors so provides, it shall also provide for the safe custody thereof; such seal shall not be used except by the authority of the Board of Directors.

DIVIDENDS AND RESERVE FUND

66.	Articles 66 to 78 below shall be subject to, and shall not derogate from, Article 7 and Article 41, to the extent applicable.

67.	The Board of Directors may, from time to time, set aside, out of the profits of the Company, such sums as it thinks proper, as a reserve fund to meet contingencies, or for equalizing dividends, or for special dividends, or for repairing, improving and maintaining any of the property of the Company, and for such other purposes as the Board of Directors shall in its absolute discretion think conducive to the interests of the Company, and may invest the sums so set aside in such investments as it may think fit, and from time to time deal with and vary such investments, and dispose of all or any part thereof for the benefit of the Company, and may divide the reserve fund into such special funds as it thinks fit, and employ the reserve fund or any part thereof in the business of the Company, and that without being bound to keep the same separate from the other assets of the Company. The Board of Directors may also, without placing the same to reserve, carry forward any profits, which it deems prudent not to divide.

68.	Subject to the rights of holders of Shares with limited or preferred rights as to dividends, and subject to the provisions of these Articles as to the reserve fund, all the dividends shall be paid to the Shareholders in proportion to the amount paid up or credited as paid up on account of the nominal value of the Shares held by them respectively and in respect of which such dividend is being paid, without regard to any premium paid in excess of the nominal value, if any, but if any Share is issued on terms providing that it shall rank for dividend from a particular date, such Share will rank for dividend accordingly.

69.	Subject to the provisions of the Companies Law, the Board of Directors may from time to time declare such dividends as may appear to the Board of Directors to be justified by the profits of the Company and cause the Company to pay such dividends. The Board of Directors shall have the full authority to determine the time for payment of such dividends, and the record date for determining the Shareholders entitled thereto, provided such date is not prior to the date of the resolution to distribute the dividend and no Shareholder who shall be registered in the Register with respect to any Shares after the record date so determined shall be entitled to a share in any such dividend with respect to such Shares.

70.	No dividend shall be paid other than out of the profits of the Company, as defined in the Companies Law, and no interest shall be paid by the Company on dividends.

71.	A dividend may be paid, wholly or partly, by the distribution of specific assets, and, in particular, by distribution of paid-up Shares, debentures or debenture stock of any other company, or in any one or more such ways.

72.	The Board of Directors may resolve that: any moneys, investments, or other assets forming part of the undivided profits of the Company standing to the credit of the reserve fund, or to the credit of any reserve fund for the redemption of capital, or to the credit of a reserve fund for the revaluation of real estate or other assets of the Company or any other reserve fund or investment funds or assets in the hands of the Company and available for dividends, or representing premiums received on the issue of Shares and standing to the credit of the Share premium account, be capitalized and distributed among such of the Shareholders as would be entitled to receive the same if distributed by the way of dividend and in the same proportion on the basis that they become entitled thereto as capital; and that all or any part of such capitalized fund be applied on behalf of such Shareholders in paying up in full, either at par or at such premiums as the resolution may provide, any unissued Shares or debentures or debenture stock of the Company which shall be distributed accordingly or in or towards the payment, in full or in part, of the uncalled liability on any issued Shares or debentures or debenture stock; and that such distribution or payment shall be accepted by such Shareholders in full satisfaction of their share and interest in the said capitalized sum.

73.	For the purpose of giving effect to any resolution under the two (2) last preceding Articles, the Board of Directors may settle any difficulty which may arise in regard to the distribution as it thinks expedient, and, in particular, without derogating from the generality of the foregoing, may issue fractional certificates or make payment in lieu of fractional Shares in an amount determined by the Board, and may fix the value for distribution of any specific assets, and may determine that cash payments shall be made to any Shareholders upon the basis of the value so fixed, or that fractions of less than NIS 0.01 (one New Agora) in value may be disregarded in order to adjust the rights of all parties, and may vest any such cash, Shares, debentures, debenture stock or specific assets in trustees for the persons entitled to the dividend or capitalized fund against such securities as may seem expedient to the Board of Directors. Where requisite, a proper contract shall be filed in accordance with the Companies Law, and the Board of Directors may appoint any person to sign such contract on behalf of such persons entitled to the dividend or capitalized fund, and such appointment shall be effective.

74.	The Board of Directors may deduct from any dividend, bonus or other amount to be paid in respect of shares held by any Shareholder, whether alone or together with another Shareholder, any sum or sums due from him and payable by him alone or together with any other person to the Company on account of calls or the like.

75.	The Board of Directors may retain any dividend or other monies payable or property distributable in respect of a Share on which the Company has a lien, and may apply the same in or towards satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.

76.	The Board of Directors may, when paying any dividend, resolve to retain any dividend, or other monies payable or property distributable, for distribution with respect to a Share in respect of which any person is under these Articles entitled to become a Shareholder, or which any person is under these Articles entitled to transfer, until such person shall become a Shareholder in respect of such Share or shall transfer the same.

77.	All unclaimed dividends or other monies payable in respect of a Share may be invested or otherwise made use of by the Board of Directors for the benefit of the Company until claimed. The payment by the Directors of any unclaimed dividend or such other monies into a separate account shall not constitute the Company a trustee in respect thereof. The principal (and only the principal) of an unclaimed dividend or such other moneys shall be, if claimed, paid to a person entitled thereto.

78.	Any dividend or other monies payable in cash in respect of a Share may be paid by check or warrant sent through the post to, or left at, the registered address of the person entitled thereto or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such share to the one whose name appears first in the Register), or to such person and at such address as the person entitled thereto may by writing direct. Every such check or warrant shall be made payable to the order of the person to whom it is sent, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check or warrant by the banker upon whom it is drawn shall be a good discharge to the Company.

79.	If several persons are registered as joint holders of any Share, any one of them may give effectual receipts for any dividend payable or property distributable, on the Share.

BOOKS OF ACCOUNT

80.	The Board of Directors shall cause accurate books of account to be kept in accordance with the provisions of the Companies Law and any other applicable law. The books of account shall be kept at the Office or at any other place or places as the Board of Directors may deem fit, and they shall always be open to inspection by Directors. No Shareholder not being a Director shall have the right to inspect any account or book or document of the Company except as conferred by law or authorized by the Board of Directors or by the Company in a general meeting.

ACCOUNTS AND AUDIT

81.	Once at least in every year the accounts of the Company shall be examined and the correctness of the profit and loss account and balance sheet ascertained by a duly qualified auditor.

82.	The appointment, authorities, rights, salaries and duties of the auditor or auditors shall be regulated by the law in force for the time being and by the provisions of these Articles, provided, however, that in exercising its authority to fix the remuneration of the auditor(s), the Shareholders in a general meeting may, by a Shareholder Resolution, act (and in the absence of any action in connection therewith shall be deemed to have so acted), to authorize the Board of Directors to fix such remuneration subject to such criteria or standards, if any, as may be provided in such resolution, and if no such criteria or standards are so provided, such remuneration shall be fixed in an amount commensurate with the volume and nature of the services rendered by such auditor(s).

NOTICES

83.	Any notice or other document may be served by the Company upon any Shareholder either personally or by sending it by prepaid mail (air mail if sent to a place outside Israel), fax or e-mail addressed to such Shareholder at his address as described in the Register or such other address (if any) as he may have designated in writing for the receipt of notices and other documents. Any notice or other document may be served by any Shareholder upon the Company by tendering the same in person to the General Manager of the Company at the Office or by sending it by prepaid registered mail (air mail if posted outside Israel) to the Company at the Office. Any such notice or other document shall be deemed to have been served on two (2) Business Days after it has been posted (seven (7) Business Days if sent to a place, or posted at a place, outside Israel), or when actually received by the addressee if sooner than two (2) Business Days or seven (7) Business Days, as the case may be, after it has been posted, or when actually tendered in person, to such Shareholder (or to the General Manager), provided, however, that notice may be sent by e-mail, facsimile or other customary method, and such notice shall be deemed to have been given the first Business Day after such e-mail, facsimile or other customary method has been sent (and sender has received electronic confirmation of receipt by the recipient) or when actually received by such Shareholder (or by the Company), whichever is earlier. If a notice is in fact, received by the addressee, it shall be deemed to have been duly served, when received, notwithstanding that it was defectively addressed or failed in some other respect, to comply with the provisions of this Article.

84.	A notice may be given by the Company to the joint holders of a Share by giving notice to the joint holder named first in the Register in respect of the Share.

85.	Any Shareholder whose address is not described in the Register, and who shall not have designated in writing an address for the receipt of notices, shall not be entitled to receive any notice from the Company.

86.	The Company may declare that any document(s) will be delivered or be available for review at the Office or any other place designated by the Board of Directors.

87.	Whenever it is required to give prior notice a specified number of days in advance or where a notice is valid for a specified period, the day immediately following service of the notice shall be included in such count or period. Where notice is given by more than one method, it will be deemed served on the earliest of such dates.

88.	Subject to applicable law, any Shareholder, Director or any other person entitled to receive notice in accordance with these Articles or law, may waive notice, in advance or retroactively, in a particular case or type of cases or generally, and if so, notice will be deemed as having been duly served, and all proceedings or actions for which the notice was required will be deemed valid.

89.	Any person entitled to a Share by operation of law or by transfer, transmission or otherwise, will be bound by any notice served with respect to such Shares prior to his being registered in the Register as owner of the Shares.

90.	Notwithstanding anything to the contrary contained herein, the Company may give notice to any Shareholder whose address as registered in the Register is within the State of Israel, by publishing such notice in two daily newspapers in the State of Israel, and the date of such publication shall be deemed the date on which such notice has been served to such Shareholders.

WINDING-UP

91.	If the Company shall be wound up, then, subject to applicable law and the rights of holders of Shares with limited or preferred rights, including, without limitation, Article 7.3.1, the assets of the Company available for distribution among the Shareholders shall be distributed to them in proportion to the amount paid up or credited as paid up on account of the nominal value of the Shares held by them respectively and in respect of which such distribution is being made, without regard to any premium paid in excess of the nominal value, if any.

INSURANCE. INDEMNITY AND RELEASE

92.	Subject to the provisions of the Companies Law, including the receipt of all approvals as required therein or under any applicable law, the Company shall indemnify any Office Holder (as such term is defined in the Companies Law) to the fullest extent permitted by the Companies Law.

93.	Without prejudice to the foregoing, subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Company may resolve retroactively to indemnify an Office Holder with respect to the following liabilities and expenses, provided, however, that such liabilities or expenses were incurred by such Office Holder in such Office Holder’s capacity as an Office Holder of the Company:

93.1	monetary liability imposed on an Office Holder, or incurred by the Office Holder, in favor of another person pursuant to a judgment, including a judgment imposed on such Office Holder in a compromise or in an arbitration decision that was approved by a court of law.

93.2	reasonable legal expenses, including attorney’s fees, which the Office Holder incurred due to an investigation or a proceeding instituted against the Office Holder by an authority competent to administrate such an investigation or proceeding, and that was “finalized without the filing of an indictment” (as defined in Section 260(a)(1A) of the Companies Law) and “without any financial obligation imposed in lieu of criminal proceedings” (as defined in Section 260(a)(1A) of the Companies Law), or that was finalized without the filing of an indictment against the Office Holder but with financial obligation imposed on the Office Holder in lieu of criminal proceedings of an offense that does not require proof of criminal intent, or in connection with a monetary sanction.

93.3	reasonable legal expenses, including attorney’s fees, which the Office Holder incurred or with which the Office Holder was charged by a court of law, in a proceeding brought against the Office Holder, by the Company or by another on behalf of the Company, or in a criminal prosecution in which the Office Holder was acquitted, or in a criminal prosecution in which the Office Holder was convicted of an offense that does not require proof of criminal intent.

93.4	any other circumstances arising under the law in respect of which the Company may indemnify an Office Holder of the Company, and to the extent such law requires the inclusion of a provision permitting such indemnity in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 56h(b)(1) of the Securities Law (as defined below), if applicable, and 50P(b)(2) of the Israeli Restrictive Trade Practices Law, 5758-1988.

93.5	a payment which the Office Holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Israeli Securities Law, 1968, as amended (the “Securities Law”), if applicable, and expenses that he incurred in connection with a proceeding under Chapters H’3, H’4 or 1’1 of the Securities Law, if applicable, including reasonable legal expenses, which term includes attorney fees.

94.	Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Company may undertake in advance to indemnify the Company’s Office Holders (i) for those liabilities and expenses described in Sub-Article 92.1, provided that the undertaking is limited to events that in the opinion of the Board of Directors are foreseeable in view of the Company’s activity at the time of the undertaking and limited in an amount or standard which the Board of Directors determines is reasonable under the circumstances, and (ii) for those liabilities and expenses described in Sub-Articles 92.2, through 92.5.

95.	The Company shall, subject and pursuant to the provisions of the Companies Law, enter into contracts to insure the liability of Office Holders of the Company for any liabilities incurred by them arising from or as a result of any act (or omission) carried out by them as Office Holders of the Company and for which the Company may insure office holders pursuant to the Companies Law, to the maximum extent permitted by law, including in respect of one of the following:

(a)	a breach of duty of care to the Company or to any other person;

(b)	a breach of his fiduciary duty to the Company, provided that the Office Holder acted in good faith and had reasonable grounds to assume that act that resulted in such breach would not prejudice the interests of the Company;

(c)	a financial liability imposed on such Office Holder in favor of any other person;

(d)	payments to an injured party imposed on the Office Holder pursuant to Section 52ND(a)(1)(a) of the Securities Law; and

(e)	any other event, occurrence, matters or circumstances under any law with respect to which the Company may, or will be able to, insure an Office Holder, and to the extent such law requires the inclusion of a provision permitting such insurance in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with 56h(b)(1) of the Securities Law, if and to the extent applicable, and Section 50P of the Israeli Restrictive Trade Practices Law, 5758-1988).

96.	The Company shall, to the maximum extent permitted by law, exempt and release an Office Holder of the Company, including in advance, from and against all or part of his or her liability for monetary or other damages due to, arising or resulting from, a breach of his or her duty of care to the Company. The Directors of the Company are released and exempt from all liability as aforesaid to the maximum extent permitted by law with respect to any such breach, which has been or may be committed.

97.	The provisions of Articles 91 through 95 above (a) shall apply to the maximum extent permitted by law (including the Companies Law, the Securities Law and the Israeli Restrictive Trade Practices Law, 57581988); and (b) are not intended, and shall not be interpreted, to restrict the Company in any manner in 61 respect of the procurement of insurance and/or in respect of indemnification (whether in advance or retroactively) and/or exemption (i) in connection with any person who is not an Office Holder including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder, and/or (ii) in connection with any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under law.

98.	In any case where insurance of liability of an Office Holder of the Company or indemnification of such Office Holder is prohibited by any applicable law, the Company shall not insure the liability of such Office Holder of the Company, nor shall it indemnify such Office Holder.

99.	Any amendment to the Companies Law and/or the Securities Law or any other applicable law adversely affecting the right of any Office Holder to be indemnified, insured or exempt pursuant to Articles 91 through 95 and any amendments to Articles 91 through 95 shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify, insure or exempt an Office Holder for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.

EXCLUDED OPPORTUNITIES

100.	The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, or in being informed about, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Company who is not an employee of the Company or any of its subsidiaries, or (ii) any holder of Preferred Shares or any Affiliate, partner, member, director, shareholder, employee, agent or other related person of any such holder, other than someone who is an employee of the Company or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person solely in such Covered Person’s capacity as a Director or shareholder of the Company. For avoidance of doubt, a Founder shall not be deemed a Covered Person (and therefore the renouncement of the Company in this Article 99 shall not apply to him); provided, however, that the same shall not, by and of itself, impose on such Founder any obligations beyond the requirements of any applicable law or agreement with such Founders.

MARKET STAND-OFF

101.	Each Shareholder hereby agrees that it will enter into a lock-up agreement as required in connection with an IPO or a SPAC Transaction as part of a Public Event pursuant to which the Shareholder shall agree, as the case may be, during the period commencing on the date of the final prospectus relating to the Company’s IPO in the case of an IPO or commencing on the date of the consummation of the initial business combination in the case of a SPAC Transaction (such date, the “Stand-Off Effective Date”), not to lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Ordinary Shares held immediately prior to the Stand-Off Effective Date or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Ordinary Shares or other securities, in cash, or otherwise for a period not to exceed 180 days in the case of an IPO and for such reasonable period as negotiated in good faith by the Board of Directors in the case of a SPAC Transaction.

It shall be understood that in the case of an IPO, the foregoing provisions shall be subject to customary carveouts, and shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any trust for the direct or indirect benefit of the Shareholder or the immediate family of the Shareholder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the Shareholders only if all officers and directors are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all shareholders individually owning more than one percent (1%) of the Company’s outstanding Ordinary Shares (after giving effect to conversion into Ordinary Shares of all outstanding Preferred Shares). The underwriters in connection with such registration are intended third party beneficiaries of this provision and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Shareholder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this provision or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Shareholders subject to such agreements, based on the number of shares subject to such agreements. Notwithstanding anything herein to the contrary, this provision shall not apply to any equity securities purchased by a Shareholder in the Company’s IPO.

*  *  *  *  *  *